ITEM 14



                                  EXHIBIT 10.8

                                 LOAN AGREEMENT


                          Dated as of February 9, 1996


                                      among


                         MUEHLSTEIN HOLDING CORPORATION
                                  as Guarantor

                           H. MUEHLSTEIN & CO., INC.,
                    PEGASUS POLYMERS INTERNATIONAL INC., and
                         MUEHLSTEIN INTERNATIONAL, LTD.,
                                  as Borrowers

                                       and

                           FINOVA CAPITAL CORPORATION,
                                    as Lender

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE VIII   -    DEFINITIONS............................................

     1.01.     Certain Defined Terms.......................................
     1.02.     Computation of Time Periods.................................
     1.03.     Accounting Terms............................................
     1.04.     Other Definitional Provisions...............................
     1.05.     Other Terms.................................................
     1.06.     Payments by the Borrowers...................................

ARTICLE II     -    AMOUNTS AND TERMS OF LOANS.............................

     2.01.     The Revolving Credit Facility...............................
     2.02.     Letters of Credit...........................................
     2.03.     Evidence of Indebtedness....................................
     2.04.     Authorized Officers and Lenders.............................

ARTICLE III    -    PAYMENTS AND PREPAYMENTS...............................

     3.01.     Prepayments; Reductions in and Reallocations of
               Revolving Credit Commitments................................
     3.02      Payments....................................................
     3.03.     Taxes.......................................................
     3.04.     Increased Capital...........................................
     3.05.     Cash Management and Cash Collateral Accounts................
     3.06.     Right to Remove Affected Lender.............................

ARTICLE IV     -    INTEREST AND FEES......................................

     4.01.     Interest on the Loans and Other Obligations.................
     4.02.     Special Provisions Governing Euro-dollar Rate Loans
     4.03.     Fees    ....................................................

ARTICLE V      -    CONDITIONS TO LOANS AND LETTERS OF
                    CREDIT       ..........................................

     5.01.     Conditions Precedent to the Initial Loans and
               Letters of Credit ..........................................
     5.02.     Conditions Precedent to All Subsequent Revolving Loans,
               Swing Loans and Letters of Credit...........................

TABLE OF CONTENTS
(continued)
       Page
-----------

ARTICLE VI     -   REPRESENTATIONS AND WARRANTIES..........................

     6.01.     Representations and Warranties of the Borrower .............

ARTICLE VII    -    REPORTING COVENANTS....................................

     7.01.     Financial Statements........................................
     7.02.     Events of Default...........................................
     7.03.     Lawsuits....................................................
     7.04.     Insurance...................................................
     7.05.     Borrowing Base Certificate..................................
     7.06.     ERISA Notices...............................................
     7.07.     Environmental Notices.......................................
     7.08.     Labor Matters...............................................
     7.09.     Public Filings and Reports..................................
     7.10.     Other Information...........................................

ARTICLE VIII   -    AFFIRMATIVE COVENANTS..................................

     8.01.     Corporate Existence, Etc....................................
     8.02.     Corporate Powers; Conduct of Business, Etc..................
     8.03.     Compliance with Laws, Etc...................................
     8.04.     Payment of Taxes and Claims; Tax Consolidation .............
     8.05.     Insurance...................................................
     8.06.     Inspection of Property; Books and Records; Discussions .....
     8.07.     [Intentionally omitted].....................................
     8.08.     ERISA Compliance............................................
     8.09.     Foreign Employee Benefit Plan Compliance....................
     8.10.     Maintenance of Property.....................................
     8.11.     Further Assurances; Additional Collateral...................
     8.12.     Landlord and Bailee Waivers.................................
     8.13.     Environmental Compliance....................................
     8.14.     Interest Rate Contracts.....................................

ARTICLE IX     -    NEGATIVE COVENANTS.....................................

     9.01.     Indebtedness................................................
     9.02.     Sales of Assets.............................................
     9.03.     Liens.......................................................
     9.04.     Investments.................................................
     9.05.     Accommodation Obligations...................................
     9.06.     Restricted Junior Payments..................................

TABLE OF CONTENTS
(continued)
       Page
-----------

     9.07      Conduct of Business; Subsidiaries; Acquisitions ............
     9.08.     Transactions with Shareholders and Affiliates ..............
     9.09.     Restriction on Fundamental Changes..........................
     9.10.     Sales and Leasebacks; Operating Leases......................
     9.11.     Margin Regulations; Securities Laws.........................
     9.12.     ERISA and Certain Employment Matters........................
     9.13.     Issuance or Sale of Capital Stock...........................
     9.14.     Constituent Documents.......................................
     9.15.     Fiscal Year.................................................
     9.16.     Cancellation of Debt; Prepayment............................
     9.17.     Environmental Matters.......................................
     9.18.     Cash Management.............................................
     9.19.     [Intentionally Omitted].....................................
     9.20.     No New Restrictions on Subsidiary Dividends.................

ARTICLE X      -    FINANCIAL COVENANTS....................................

    10.01.     Minimum Consolidated Tangible Net Worth.....................
    10.02.     Minimum Fixed Charge Coverage Ratio.........................
    10.03.     Maximum Capital Expenditures................................

ARTICLE XI     -    EVENTS OF DEFAULT; RIGHTS AND REMEDIES.................

    11.01.     Events of Default...........................................
    11.02.     Rights and Remedies.........................................
    11.03.     Cash Collateral.............................................
    11.04.     License for Use of Software and Other Intellectual
               Property ...................................................

ARTICLE XII    -    [INTENTIONALLY OMITTED]................................

ARTICLE XIII   -    MISCELLANEOUS..........................................

    13.01.     Assignments.................................................
    13.02.     Expenses....................................................
    13.03.     Indemnity...................................................
    13.04.     Change in Accounting Principles.............................
    13.05.     Setoff......................................................
    13.06.     Ratable Sharing.............................................
    13.07.     Amendments and Waivers......................................
    13.08.     Notices.....................................................
    13.09.     Survival of Warranties and Agreements.......................
    13.10.     Failure or Indulgence Not Waiver; Remedies Cumulative ......

TABLE OF CONTENTS
(continued)
       Page
-----------

    13.11      Marshalling; Payments Set Aside ............................
    13.12.     Severability................................................
    13.13.     Headings....................................................
    13.14.     Governing Law...............................................
    13.15.     [Intentionally Omitted].....................................
    13.16.     Successors and Assigns......................................
    13.17.     Certain Consents and Waivers................................
    13.18.     Counterparts; Effectiveness; Inconsistencies
    13.19.     Limitation on Agreements....................................
    13.20.     Confidentiality.............................................
    13.21.     Judgment Currency...........................................
    13.22.     Entire Agreement............................................

                                    EXHIBITS


Exhibit A-1    -       Form of Collateral Access Agreement (Landlord)
Exhibit A-2    -       Form of Collateral Access Agreement (Bailee)
Exhibit B      -       Form of Borrower Guaranty
Exhibit C      -       Form of Borrower Junior Security Agreement
Exhibit D      -       Form of Borrower Junior Pledge Agreement
(Company)
Exhibit E      -       Form of Company Senior Security Agreement
Exhibit F      -       Form of Company Junior Trademark Security
                       Agreement
Exhibit G      -       Form of Environmental Certificate
Exhibit H      -       Form of Holding Guaranty
Exhibit I      -       Form of Holding Junior Pledge Agreement
Exhibit J      -       Form of Holding Junior Security Agreement
Exhibit K      -       Form of Junior Collateral Assignment of
Acquisition
                       Agreement
Exhibit L      -       Form of Borrower Junior Pledge Agreement
                       (Muehlstein International)
Exhibit M      -       Form of Officer's Certificate
Exhibit N      -       Form of Subsidiary Guaranty
Exhibit O      -       Form of Subsidiary Junior Security Agreement
Exhibit P      -       List of Closing Documents
Exhibit U      -       Form of Compliance Certificate
Exhibit 2.01   -       Request for Advance and Disbursement
Instructions

                                   SCHEDULES


Schedule 1.01.1     -        Payment Account
Schedule 1.01.2     -        Permitted Existing Accommodation Obligations
Schedule 1.01.3     -        Permitted Existing Indebtedness
Schedule 1.01.4     -        Permitted Existing Investments
Schedule 1.01.5     -        Permitted Existing Liens
Schedule 6.01-C     -        Authorized, Issued and Outstanding Capital
                                   Stock; Subsidiaries
Schedule 6.01-D     -        Conflicts with Contractual Obligations and
                                   Requirements of Law
Schedule 6.01-E     -        Governmental Consents
Schedule 6.01-I     -        Litigation; Adverse Effects
Schedule 6.01-O     -        Environmental Matters
Schedule 6.01-P     -        ERISA Matters
Schedule 6.01-R     -        Labor Matters
Schedule 6.01-U     -        Patent, Trademark & Permits
Schedule 6.01-V     -        Assets and Properties
Schedule 6.01-Y     -        Transactions with Affiliates

                                 LOAN AGREEMENT

     This Loan Agreement dated as of February 9, 1996 (as amended,supplemented or modified from time to time, this "Agreement") is entered into among Muehlstein Holding Corporation, a Delaware corporation (with its successors and permitted assigns, "Holdings"), H. Muehlstein & Co., Inc., a New York corporation and direct wholly-owned Subsidiary (as defined below) of Holdings (with its successors and permitted assigns, the "Company"), Pegasus Polymers International Inc., a Connecticut corporation and a direct wholly-owned Subsidiary of the Company (with its successors and permitted assigns, "Pegasus"), Muehlstein International, Ltd., a New York corporation and a direct wholly-owned Subsidiary of the Company (with its successors and permitted assigns, "Muehlstein International"; and together with the Company and Pegasus, the "Borrowers"), and FINOVA Capital Corporation, a Delaware corporation ("Lender").

                                    ARTICLE I
                                   DEFINITIONS

     1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

     "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness of another that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the lesser of (i) the principal amount payable under such Accommodation Obligation (if quantifiable), and (ii) the portion of the obligation so guaranteed or otherwise supported.

     "Acquisition Agreement" means the Stock Purchase Agreement dated as of October 30, 1995, between Holdings, as buyer, and Muehlstein Holding Corporation, as seller, as amended by the first amendment thereto dated as of November 20, 1995, and as such agreement may be further amended, supplemented or otherwise modified from time to time.

     "Acquisition Documents" means the Acquisition Agreement and all other instruments, agreements and written Contractual Obligations entered into in connection with the Acquisition Agreement and otherwise relating thereto, including, without limitation, the Supply Agreements (as defined in the Acquisition Agreement), the License Agreement (as defined in the Acquisition Agreement), the Shareholders' Agreement, the ESOP, the Retirement Plan, the Nonvoting Common Stock Purchase Agreement and the instruments, agreements and written Contractual Obligations entered into in connection with the Nonvoting Common Stock Purchase Agreement.

     "Affiliate" means, as to any specified Person, any other Person (i) which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person and includes each officer or director or general partner of such Person, (ii) which beneficially owns or holds 12.5% or more of the Voting Stock (after giving effect to any Capital Stock which is convertible into Voting Stock) of such specified Person or (iii) of which 12.5% or more of the Voting Stock (after giving effect to any Capital Stock which is convertible into Voting Stock) is beneficially owned or held by such specified Person or a Subsidiary of such specified Person. For the purposes of this definition, (i) "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise and (ii) Mobil Corporation shall not be deemed an Affiliate of the Company solely as a result of its ownership interest in the Preferred Stock but only so long as it has no representative on the board of directors of Holdings.

     "Availability Reserves" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. ss.ss. 101 et seq.), as amended from time to time, and any successor statute.

     "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Borrower Guaranty" means the Guaranty dated as of the Closing Date duly executed and delivered to Lender by each of the Borrowers substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

     "Borrower Junior Pledge Agreements" means (i) the Junior Pledge Agreement dated as of the Closing Date by and between the Company and Lender and (ii) the Junior Pledge Agreement dated as of the Closing Date by and between Muehlstein International and Lender, in each case in substantially the form of Exhibit L, as each of the same may be amended, supplemented or otherwise modified from time to time.

     "Borrower Junior Security Agreements" means (i) the Junior Security Agreement dated as of the Closing Date by and between the Company and Lender,
(ii) the Junior Security Agreement dated as of the Closing Date by and between Muehlstein International and Lender, and (iii) the Junior Security Agreement dated as of the Closing Date by and between Pegasus and Lender, in each case in substantially the form of Exhibit C, as each of the same may be amended, supplemented or otherwise modified from time to time.

     "Borrowers" is defined in the preamble.

     "Borrowing Base Certificate" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in New York, New York.

     "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be classified as capital expenditures; provided, however,
(i) Capital Expenditures shall include (A) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries and (B) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Company or any of its Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude expenditures made in connection with the replacement or restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

     "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

     "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Euro-dollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation (or its successors) or P-1 (or better) by Moody's Investors Service, Inc. (or its successors); (iii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation (or its successors) or P-1 (or better) by Moody's Investors Service, Inc. (or its successors); and
(iv) marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody's Investors Service, Inc. (or its successors) and Standard & Poor's Corporation (or its successors); provided, that the maturities of any such Cash Equivalents referred to in clauses (i) through (iv) shall not exceed one year.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

     "CERCLIS" is defined in Section 6.01(o).

     "Change of Control" means (i) any change occurs in the direct or indirect equity ownership or control of Holdings' Capital Stock resulting in (x) Persons who control or own Holdings' Voting Stock on the Closing Date and their respective Affiliates and (y) (A) officers of the Company and (B) members of the Company's leadership committee, in each case who hold such positions as of the Closing Date or who are appointed subsequent to the Closing Date in the ordinary course of business and not in connection with any Change in Control arising under any of the other clauses of this definition, collectively controlling or owning less than 51% of Holdings' Voting Stock; (ii) (x) Persons who control or own Holdings' Voting Stock on the Closing Date and their respective Affiliates and (y) (A) officers of the Company and (B) members of the Company's leadership committee, in each case who hold such positions as of the Closing Date or who are appointed subsequent to the Closing Date in the ordinary course of business and not in connection with any Change in Control arising under any of the other clauses of this definition, shall cease to have the right to elect or designate a majority of the board of directors of Holdings; (iii) a Person or entity or group of Persons or entities acting in concert (other than, to the extent still employed by the Company or its Subsidiaries, Persons that control or own Holdings' Voting Stock on the Closing Date and that are not acting in concert with Persons that did not control or own Holdings' Voting Stock on the Closing
Date), shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of Holdings representing more than 20% of Holdings' Voting Stock; (iv) four (4) members of the Company's leadership committee shall have left the employ of the Company during any twelve month period (except for reasons of death or disability), (v) the Company shall cease to own and control 100% of the outstanding Capital Stock of Pegasus, Muehlstein International or any other Subsidiary Guarantor; or (vi) Holdings shall cease to own and control 100% of the outstanding Capital Stock of the Company.

     "Citibank" means Citibank, N.A., a national banking association.

     "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

     "Closing" means the date upon which the Loan is initially funded.

     "Closing Date" means the date upon which the Closing occurs.

     "Collateral" means all Property and interests in Property now owned or hereafter acquired by Holdings, the Borrowers or any of their respective Subsidiaries upon which a Lien is granted under any of the Loan Documents, provided, that the Collateral shall not include any Receivables sold pursuant to the Permitted Receivables Financing Program (it being understood and agreed that the proceeds of the initial sale thereunder shall constitute part of the Junior Collateral and shall be subject to the Intercreditor Agreement).

     "Common Equity Notes" means (i) the promissory notes, substantially in the form of Exhibit A to the Shareholders' Agreement issued to holders of Common Stock pursuant to the Shareholders Agreement and (ii) the promissory notes described in Section 11.3(a) of the ESOP issued to holders of Common Stock pursuant to the ESOP.

     "Common Stock" means the Common Stock, par value $0.01 per share, of Holdings.

     "Company Junior Trademark Security Agreement" means the Trademark Security Agreement dated as of the Closing Date by and between the Company and Lender substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Company Senior Security Agreement" means the Senior Security Agreement dated as of the Closing Date by and between the Company and Lender substantially in the form of Exhibit E hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Compliance Certificate" is defined in Section 7.01(c).

     "Consolidated Cash Interest Expense" means, for any period, all as determined in conformity with GAAP, (i) total interest expense and, after the inception of the Permitted Receivables Financing Program, any discount attributable to the payment of yield and any program, commitment, agency and similar fees payable under the Permitted Receivables Financing Program, whether paid or accrued (without duplication) (including the interest component of Capital Lease obligations), of Holdings and its Subsidiaries on a consolidated basis, including, without limitation, all recurring bank loan fees and commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Contracts, but excluding, however, amortization of discount, interest paid in property other than cash or any other interest expense not payable in cash, minus (ii) any net payments received during such period under Interest Rate Contracts.

     "Consolidated Fixed Charges" means, for any period, the sum of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on the Indebtedness of Holdings and its Subsidiaries (including the principal component of Capital Lease obligations but excluding the Obligations), (iii) cash dividends paid in respect of the Capital Stock of Holdings and (iv) cash payments in respect of redemptions of the Capital Stock of Holdings.

     "Consolidated Net Income" means, for any period, the net earnings (or loss) after taxes of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

     "Consolidated Tangible Net Worth" means, with respect to any Person, at any time, (i) total consolidated assets of such Person (including the capitalized portion of Interest Rate Contracts), plus (ii) any negative cumulative foreign exchange translation adjustments applicable to such Person, minus (iii) total consolidated liabilities of such Person (excluding any accrued and unpaid dividends payable on the Capital Stock of such Person), minus (iv) any positive cumulative foreign exchange translation adjustments applicable to such Person. There shall be excluded therefrom all General Intangibles (except goodwill, tax refunds, tax refund claims, rights and claims against carriers, shippers, franchises, lessors and lessees, and rights to indemnification), organizational expenses and all unamortized debt discount and deferred charges (including deferred taxes) and non-current pension liabilities or assets. Assets and liabilities shall be determined in accordance with GAAP, except that investments in and moneys due from Affiliates of the Borrowers (other than such moneys in respect of trade accounts receivables and payables in the ordinary course of business) shall be excluded from total consolidated assets.

     "Contaminant" means any waste, pollutant, hazardous substance, radioactive substance or material, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls ("PCBs"), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

     "Constituent Document" means, (i) with respect to any corporation, (A) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, and (B) the by-laws (or the equivalent governing documents) of such entity, and (ii) with respect to any partnership (whether limited or general), (A) the certificate of partnership (or equivalent filings),
(B) the partnership agreement (or equivalent organizational documents) of such partnership and (C) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership's partnership interests.

     "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

     "Credit Facilities" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Currency Agreement Exposure" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Customary Permitted Liens" means

          (a) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are not required to be paid pursuant to Section 8.04;

          (b) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, consignors, warehousemen, repairers or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (c) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that all such Liens do not in the aggregate materially detract from the value of any Borrower's or any of its Subsidiaries' Property or materially impair the use thereof in the operation of the business of such Borrower or any of such Subsidiaries;

          (d) Liens arising as a result of progress payments or otherwise under government contracts; and

          (e) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property.

     "Deed of Trust" means that certain Deed of Trust, Assignment of Rents and Proceeds, and Security Agreement pursuant to which Borrower shall grant to Lender a first priority Lien on and security interest in the Houston Facility.

     "Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "Discounted Value" shall refer to the amount determined by discounting the Remaining Scheduled Payment Amounts (based on the forty-eight (48) month amortization schedule applicable to the Loan), or so many of the Remaining Scheduled Payment Amounts as are being prepaid, in the circumstances of a partial prepayment of the Loan, from their respective due dates to the date of a prepayment (whether in whole or in part) of the Loan, in accordance with accepted financial practice and at a discount factor equal to the Reinvestment Yield.

     "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

     "Dollars" and "$" mean the lawful money of the United States.

     "EBITDA" means, for any period on a consolidated basis for Holdings and its Subsidiaries, (i) the sum of the amounts for such period of (A) Consolidated Net Income, (B) depreciation, amortization expense and other non-cash charges, (C) Consolidated Cash Interest Expense, (D) charges for federal, state, local and foreign income taxes, (E) extraordinary losses which have been deducted in the determination of Consolidated Net Income, (F) other non-operating expenses (including discounts and expenses under the Permitted Receivables Financing Program) not otherwise included in Consolidated Net Income, (G) non-recurring, non-operating expenses, (H) discretionary bonuses and profit sharing (to the extent paid in Capital Stock of Holdings) and non-cash deferred compensation expenses, net of any cash payments made in respect thereof and (I) ESOP contribution expense, minus (ii) the sum of (A) extraordinary gains not already excluded from the determination of Consolidated Net Income, (B) income tax credits and (C) non-recurring, non-operating income.

     "Environmental Certificate" shall mean that certain Environmental Certificate with Representations, Covenants, and Warranties, substantially in the form of Exhibit G hereto, from the Company in favor of Lender with respect to Houston Facility.

     "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Requirements of Law derived from or relating to federal, state, local and foreign laws, regulations, orders, ordinances, rules, permits, licenses or other binding determination of any Governmental Authority relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized Persons responsible for administering such Requirements of Law.

     "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "Environmental Property Transfer Acts" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any Property or the transfer, sale or lease of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Act", "Responsible Transfer Act", or "Industrial Site Recovery Act".

     "Equipment" means, with respect to any Person, all of such Person's present and future equipment (as defined in the Uniform Commercial Code).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Holdings or the Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with Holdings or the Company; (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as Holdings or the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above; and (iv) any other Person which is required to be aggregated with Holdings or the Company pursuant to regulations promulgated under Section 414(o) of the Internal Revenue Code.

     "ESOP" means the H. Muehlstein & Co., Inc. Deferred Profit Sharing and Employee Stock Ownership Plan, effective as of December 1, 1995, as the same may be amended, supplemented or otherwise modified from time to time, subject in each case to Section 9.16.

     "Event of Default" means any of the occurrences set forth in Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

     "Financial Officer" means, with respect to Holdings or any Borrower, the chief financial officer, treasurer, controller or other officer or member of management of Holdings or such Borrower with significant responsibility for the financial affairs of Holdings or such Borrower.

     "Finsub" means a corporation organized under the laws of a state of the United States of America which is a special purpose Wholly Owned Subsidiary of the Company formed solely for the purpose of engaging in the Permitted Receivables Financing Program.

     "Fiscal Year" means the fiscal year of the Borrower, which shall be the 12-month period ending on December 31 of each calendar year.

     "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of (i) EBITDA for such period, minus Capital Expenditures for such period, minus cash taxes for such period, to (ii) Consolidated Fixed Charges for such period.

     "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

     "Foreign Pension Plan" means any Foreign Employee Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date of the most recent audited financial statements of Holdings and its Subsidiaries delivered to the Lender prior to the Closing Date (unless otherwise specified pursuant to Section 13.04).

     "General Intangibles" means, with respect to any Person, all of such Person's present and future general intangibles (as defined in Section 9-106 of the Uniform Commercial Code).

     "Good Funds" means Dollars deposited to the Payment Account in federal funds at or before 3:00 p.m., New York, New York time, on any Business Day.

     "Governmental Authority" means any nation or government, any federal, state, province, territory, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, Lender.

     "Holdings" is defined in the preamble.

     "Holdings Guaranty" means the Guaranty dated as of the Closing Date duly executed and delivered to Lender by Holdings substantially in the form of Exhibit H hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Holdings Junior Pledge Agreement" means the Pledge Agreement dated as of the Closing Date by and between Holdings and Lender substantially in the form of
Exhibit I hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Holdings Junior Security Agreement" means the Security Agreement dated as of the Closing Date by and between Holdings and Lender substantially in the form of Exhibit J hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Houston Facility" means that parcel of the Real Property owned by the Company and located at 13001 Almeda Road, Houston, Harris County, Texas, together with all improvements, machinery, Equipment, fixtures and goods (other than Inventory, any reversionary interest in Inventory, and any goods that are returned that constitute Inventory) located thereon, and any software used in connection with such machinery, Equipment, fixtures, and goods, any of which is the Property of any Borrower.

     "Indebtedness", as applied to any Person, at any time, shall mean, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) in respect of obligations (A) to redeem, repurchase or exchange for cash any Securities at a fixed or determinable date, at the option of another Person or upon the occurrence of a condition not solely within the control of such Person, as of the time such payment date becomes fixed or determined, such option is exercised or such condition is satisfied, as the case may be, or (B) to pay cash dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except (A) accounts payable and accrued expenses arising in the ordinary course of business and (B) any obligation arising solely in respect of the conversion in the ordinary course of business of any current liability into a long-term obligation in a like amount and bearing interest at a rate not in excess of a market rate of interest, (v) in respect of Capital Leases, (vi) which are Accommodation Obligations, (vii) upon which interest charges are customarily paid (including zero coupon instruments but excluding obligations referred to in clauses (iv)(A) or (iv)(B) above) or (viii) under conditional sale or other title retention agreements relating to property purchased by such Person; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time (it being understood that if recourse with respect to such indebtedness, obligations or liabilities is limited to such property, such indebtedness, obligations or other liabilities shall be limited to the fair market value of such property); (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and Currency Agreements, net of liabilities owed to such Person by the counterparties thereon; and (d) all contingent Contractual Obligations with respect to any of the foregoing.

     "Indemnitee" is defined in Section 13.03.

     "Indemnified Matter" is defined in Section 13.03.

     "Initial Projections" means the financial projections initially dated November 2, 1995 and updated on February 8, 1996 with respect to Holdings and its Subsidiaries delivered by Holdings to Lender on or prior to the Closing Date.

     "Intercreditor Agreement" means the Intercreditor Agreement dated as of the Closing Date between the Revolving Credit Agent (as agent for the Senior Revolving Lenders) and Lender, as the same may be amended, supplemented or otherwise modified from time to time.

     "Interest Rate Contract" means any interest rate exchange, swap, collar, future, protection, cap, floor or similar agreements providing interest rate protection.

     "Interest Rate Contract Exposure" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

     "Inventory" means, with respect to any Person, all of such Person's present and future (i) inventory (as defined in Section 9-109(4) of the Uniform Commercial Code) (including unbilled accounts receivable), (ii) goods, merchandise and other personal Property furnished or to be furnished under any contract of service or intended for sale or lease, and all goods consigned by such Person and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Person's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest to the extent of such Person's interest therein or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, repair, use or otherwise, and any and all documents for or relating to any of the foregoing.

     "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities issued by or other equity ownership interest in any other Person,
(ii) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (iii) any loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (iv) any accounts (including, without limitation, any such deposit, cash collateral and investment accounts) with banks or other financial institutions.

     "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

     "Issuing Bank" and "Issuing Banks" shall each have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Junior Collateral" means all Collateral except the Senior Collateral, to the extent such assets are located within the United States.

     "Junior Collateral Access Agreement" means (a) a landlord waiver (with a copy of the relevant Lease attached) with respect to personal property located at real property leased by the Company or its Subsidiaries, substantially in the form of Exhibit A-1 (with such modifications as Lender may approve in its sole discretion) and (b) a bailee waiver with respect to personal property maintained in a warehouse or with another bailee, substantially in the form of Exhibit A-2 (with such modifications as Lender may approve in its sole discretion).

     "Junior Collateral Assignment of Acquisition Agreement" means the Junior Collateral Assignment of Acquisition Agreement dated as of the Closing Date by and between Holdings and Lender, substantially in the form of Exhibit K hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Junior Security Documents" means those documents pursuant to which any of the Borrowers shall grant a Lien on any of the Junior Collateral in favor of Lender, including without limitation the Borrower Junior Security Agreements, the Holdings Junior Security Agreement, the Company Junior Trademark Security Agreement, the Holdings Junior Pledge Agreement, the Borrower Junior Pledge Agreements, the Subsidiary Junior Security Agreements, the Junior Collateral Assignment of Acquisition Agreement, and the Junior Collateral Access Agreements.

     "Knowledge" (and the related term "Know") means, with respect to Holdings' or any Borrower's knowledge, the knowledge of a Responsible Person of Holdings or such Borrower.

     "Leases" means those leases, tenancies or occupancies entered into by Holdings, any Borrower or any of the Borrowers' respective Subsidiaries, as tenant, sublessor or sublessee either directly or as the successor in interest to the Company or any of its Affiliates.

     "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses and damages with respect to or arising out of any of the following: personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of or associated with investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, voluntary disclosures made to, or settlements with, the United States Government or any foreign government or any political subdivision thereof, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, including interest, if any, thereon.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority, title retention or other security agreement or preferential arrangement (including, without limitation, any negative pledge arrangement and any agreement to provide equal and ratable security) of any kind or nature whatsoever in respect of any property of a Person intended to assure payment of any Indebtedness, obligation or other liability, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ss. 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction, but does not include the interest of a lessor under an Operating Lease.

     "Loan" means the Eight Million Dollar ($8,000,000.00) senior term loan from Lender to Borrowers made pursuant to this Agreement and evidenced by the Notes.

     "Loan Documents" means this Agreement, the Notes, the Deed of Trust, the Environmental Certificate, the Holdings Guaranty, the Borrower Guaranty, the Subsidiary Guaranty, the Company Senior Security Agreement, the Borrower Junior Security Agreements, the Holdings Junior Security Agreement, the Company Junior Trademark Security Agreement, the Holdings Junior Pledge Agreement, the Borrower Junior Pledge Agreements, the Subsidiary Junior Security Agreements, the Junior Collateral Assignment of Acquisition Agreement, the Junior Collateral Access Agreements, the Intercreditor Agreement, the other documents executed or delivered pursuant to Section 5.01(a) by Holdings, the Company or any Subsidiary of the Company, and all other instruments, agreements and written Contractual Obligations between any Borrower or any Subsidiary of any Borrower, on the one hand, and Lender, on the other hand, in each case delivered to Lender before, on or after the Closing Date pursuant to or in connection with the transactions (including, without limitation, the cash management arrangements) contemplated hereby. The Loan Documents shall not include the Permitted Receivables Transaction Documents.

     "Loan Year" means each period from the Closing Date, or from any annual anniversary of the Closing Date, through the day preceding the immediately succeeding annual anniversary of the Closing Date.

     "Make Whole Premium" shall equal the excess, if any, of (a) the Discounted Value immediately prior to any prepayment of that portion of the Loan which is being prepaid over (b) the principal balance of the Loan being prepaid as of the date of any such prepayment. Expressed mathematically, the difference, if greater than zero arising when the amount determined pursuant to clause (b) of the preceding sentence is subtracted from the amount determined pursuant to clause (a) of the preceding sentence.

     "Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

     "Material Adverse Effect" means a material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers, taken as a whole, (ii) the ability of Holdings or any of the Borrowers to perform their respective material obligations under the Loan Documents or (iii) the ability of Lender to enforce the Loan Documents.

     "Maturity Date" means March 1, 2000.

     "Muehlstein International" is defined in the preamble.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by any Borrower or any ERISA Affiliate.

     "Net Cash Proceeds" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Nonvoting Common Stock" means the Nonvoting Common Stock, par value $0.01 per share, of Holdings.

     "Nonvoting Common Stock Purchase Agreement" means the Common Stock Purchase Agreement dated as of the Closing Date between Citicorp North America, Inc. and Holdings.

     "Note A" means that certain Promissory Note A, in the original principal amount of $2,560,000, made jointly and severally by Borrowers and payable to the order of Lender.

     "Note A Interest Rate" means a fixed annual rate of interest equal to eight and two-tenths percent (8.20%) per annum. Interest on Note A shall be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed.

     "Note B" means that certain Promissory Note B, in the original principal amount of $5,440,000, made jointly and severally by Borrowers and payable to the order of Lender.

     "Note B Interest Rate" means a fixed annual rate of interest equal to nine and seven-tenths percent (9.70%) per annum. Interest on Note B shall be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed.

     "Notes" means, collectively, Note A and Note B, and all amendments thereto, replacements thereof and substitutions therefor.

     "NPL" is defined in Section 6.01(o).

     "Obligations" means, to the extent arising hereunder, under the Notes or under any other Loan Document, the Loan, all advances, debts, liabilities, obligations, covenants and duties owing by Holdings, any Borrower, or any Subsidiary Guarantor to Lender, any Affiliate of Lender, or any Person entitled to indemnification pursuant to Section 13.03, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising (i) by reason of (A) an extension of credit, (B) loan, (C) guaranty or (D) indemnification or (ii) in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements and any other sum chargeable to Holdings, any Borrower, or any Subsidiary Guarantor hereunder or under any other Loan Document.

     "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by an officer or director of such corporation and, with respect to Holdings, any Borrower or any Subsidiary Guarantor, substantially in the form of Exhibit M.

     "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

     "Paid In Full", "Pay In Full" and "Payment In Full" means, with respect to the Obligations of any Borrower or Subsidiary Guarantor (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which, pursuant to Section 13.09, survive the making and repayment of the Loan), the payment in full in cash of such Obligations.

     "Payment Account" means that certain account of Lender into which payments in respect of Obligations shall be made. The Payment Account as of the Closing Date is set forth on Schedule 1.01.1.

     "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "Pegasus" is defined in the preamble.

     "Pegasus Benelux" means Pegasus Polymers Benelux, Inc., a Delaware corporation.

     "Pegasus Coordination" means Pegasus Polymers International Coordination, Inc., a Delaware corporation.

     "Permits" means any permit, approval, authorization license, variance, exemption, no-action letter or permission required from a Governmental Authority under an applicable Requirement of Law.

     "Permitted Existing Accommodation Obligations" means those Accommodation Obligations of the Company and its Subsidiaries identified as such on Schedule 1.01.2.

     "Permitted Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.01.3.

     "Permitted Existing Investments" means those Investments identified as such on Schedule 1.01.4.

     "Permitted Existing Liens" means the Liens on assets of the Company or any of its Subsidiaries identified as such on Schedule 1.01.5.

     "Permitted Receivables Financing Program" means a receivables financing program providing, among other things, for (i) the sales to the Company by certain of its Subsidiaries of Receivables originated by such Subsidiaries, (ii) the sale by the Company or any of its Subsidiaries to Finsub of such Receivables, and (iii) the transfer of such Receivables by Finsub to a special purpose trust or corporation which is not an Affiliate of the Company or Finsub; provided that (y) all terms and conditions of such program shall have obtained all necessary approvals of the Senior Revolving Lenders and (z) the Capital Stock of Finsub and any promissory notes issued by Finsub to the Borrowers in connection with such program shall have been pledged to Lender, subject to the first priority Lien in favor of the Senior Revolving Lenders, pursuant to the Loan Documents as additional security for the Obligations. Any such Capital Stock of Finsub and any Promissory Notes issued by Finsub so pledged to Lender shall be included within the Junior Collateral.

     "Permitted Receivables Transaction Documents" means the documents approved in writing by Lender and executed and delivered in connection with the Permitted Receivables Financing Program, as such documents may be amended, supplemented or otherwise modified from time to time.

     "Permitted Subordinated Indebtedness" means unsecured Indebtedness that is subordinated to the Obligations, the terms of which (including, without limitation, terms relating to principal amount, interest, maturity, covenants, subordination and cross-default) and all documentation relating thereto have been approved by Lender in writing.

     "Person" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any Governmental Authority.

     "Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Preferred Stock" means the Series A Preferred Stock, par value $0.01 per share, issued by Holdings to Muehlstein Holding Corporation (or a Mobil Affiliate (as defined in the Acquisition Agreement)) pursuant to the Acquisition Agreement, with a liquidation preference not exceeding $10,000,000.

     "Prepayment Premium" shall have the meaning set forth in Section 2.06.

     "Prime Rate" means that rate of interest announced publicly by Citibank as its base borrowing rate, as it exists from time to time, notwithstanding the fact that some Persons may borrow money at less than the Prime Rate.

     "Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by any Borrower or any of its Subsidiaries, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

     "Protective Advance" is defined in Section 11.02(e).

     "Real Property" means, with respect to any Person, all of such Person's present and future right, title and interest (including, without limitation, any leasehold estate) in real property. As of the Closing Date, the only piece of real property owned in fee simple by any Borrower was the Houston Facility.

     "Receivables" means, with respect to any Person, all of such Person's present and future (i) accounts (as defined in the Section 9-106 of the Uniform Commercial Code), (ii) accounts receivable, (iii) rights to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not earned by performance, (iv) all rights in any merchandise or goods which any of the same may represent, and (v) all rights, title, security, insurance, letters of credit and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Registration Statement" means Holdings' Registration Statement on Form S-1 under the Securities Act of 1933 (Registration No. 33-99754), as amended, relating to the offering by Holdings to certain Persons of up to 2,000,000 shares of Common Stock.

     "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

     "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

     "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

     "Reinvestment Yield" shall mean the rates shown under the column heading "Ask Yld." for "Govt. Bonds & Notes" in the "Treasury Bonds, Notes & Bills" Section of The Wall Street Journal - Western Edition published on the Business Day prior to the date of any proposed prepayment of the Loan for the government bond or note with a maturity date having the closest matching maturity to the Weighted Average Life to Maturity, or, if there are more than one government bonds or notes with a maturity date having the closest matching maturity to the Weighted Average Life to Maturity, the highest of the rates shown in the "Ask Yld." column for any such bond or note, plus four percent (4.0%).

     "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

     "Remaining Scheduled Payment Amount" shall mean the amount of each scheduled payment of principal of and interest on either Note A or Note B, as applicable, that would be due on or after the date of a prepayment of the Loan if no payment of the Loan were made prior to its scheduled due date, or as to any partial prepayment of the Loan, the amount of each scheduled payment of principal of and interest on either Note A or Note B, as applicable, that would be due on or after the date of a partial prepayment of the Loan, if no such partial payment of the Loan were made prior to its scheduled due date.

     "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; or
(ii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Reportable Event" means any of the events described in Section 4043 of ERISA.

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act and any similar statute of any foreign government or any political subdivision thereof and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "Responsible Person" means (i) with respect to any Borrower, any Financial Officer of such Borrower or any other officer of such Borrower which is also a member of the leadership committee of the Company and (ii) solely in the case of the Company, any member of the leadership committee of the Company.

     "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in (x) shares of, or options or warrants (which do not contain put or call rights) with respect to, that class of stock and/or (y) shares of any class of stock which is junior to that class of stock, provided that such shares do not constitute Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which by its terms is subordinated to the Obligations, including, without limitation, the Permitted Subordinated Indebtedness.

     "Retirement Plan" means the H. Muehlstein & Co., Inc. Employees' Retirement Plan, amended and restated as of January 1, 1994, as the same may be amended, supplemented or otherwise modified from time to time, subject in each case to
Section 9.16.

     "Revolving Credit Agent" means, initially Citicorp USA, Inc., a Delaware corporation, the "Agent" under the Senior Revolving Credit Agreement, and Citibank Canada, a Canadian chartered bank, as the "Canadian Agent," and thereafter the then acting "Agent" or "Canadian Agent," as such Person is determined in accordance with the Senior Revolving Credit Agreement.

     "Revolving Credit Availability" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Revolving Credit Commitments" shall have the meaning ascribed to such term from time to time in the Senior Revolving Credit Agreement.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person and is thereafter leased back from the purchaser thereof by such Person.

     "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     "Senior Collateral" means the Houston Facility.

     "Senior Revolving Credit Agreement" means that certain Credit Agreement dated of even date herewith by and among Holdings, Borrowers, H. Muehlstein & Co. (Canada) Limited, the various institutions from time to time a party thereto as "Lenders", the various institutions from time to time party thereto as the Issuing Banks, and the Revolving Credit Agent, as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, and any other agreements pursuant to which any of the indebtedness, commitments, obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing thereunder may be refinanced, restructured, renewed, extended, refunded or replaced, as any such other agreements may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.

     "Senior Revolving Lenders" means, collectively, the various institutions at any given time a party to the Senior Revolving Credit Agreement, whether such institutions are party thereto in the capacity as "Lender" thereunder, Issuing Bank, or both.

     "Senior Revolving Loan Documents" shall have the meaning ascribed to the term "Senior Loan Documents" as set forth in the Intercreditor Agreement.

     "Senior Revolving Obligations" shall mean the obligations of Borrowers, or any of Borrowers, or of Holdings, to any of the Senior Revolving Lenders, whether arising pursuant to the Senior Revolving Credit Agreement or any of the other Senior Revolving Loan Documents, to the extent such obligations are included within the defined term "Senior Loan Obligations" under the Intercreditor Agreement.

     "Senior Security Documents" mean those documents pursuant to which the

Company shall grant to Lender a Lien on and security interest in the Senior Collateral, including without limitation the Deed of Trust and the Company Senior Security Agreement.

     "Shareholders' Agreement" means the Shareholders' Agreement dated as of January 31, 1996 among Holdings and certain holders of shares of Common Stock.

     "Solvent", when used with respect to any Person, means that at the time of determination:

          (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

          (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

          (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

          (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

     For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

     "Subsidiary Guarantor" means each Subsidiary of the Company which is a party to the Subsidiary Guaranty.

     "Subsidiary Guaranty" means the Guaranty dated as of the Closing Date duly executed and delivered to Lender by Pegasus Benelux and Pegasus Coordination substantially in the form of Exhibit N hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Subsidiary Investment Basket" means, for any Fiscal Year, an amount equal to (i) $2,000,000, plus (ii) the Unused Stock Proceeds Carryover Amount as of the last day of the immediately preceding Fiscal Year, plus (iii) fifty percent (50%) of the aggregate amount of Net Cash Proceeds received by Holdings in connection with the sale of its Capital Stock (after March 31, 1996) during the then current Fiscal Year. For purposes of this definition "Unused Stock Proceeds Carryover Amount" means, as of the last day of any Fiscal Year during the term of this Agreement, (i) fifty percent (50%) of the aggregate amount of Net Cash Proceeds received by Holdings in connection with the sale of its Capital Stock (after March 31, 1996) as of such date, minus (ii) for such Fiscal Year and each preceding Fiscal Year during the term of this Agreement, an amount equal to the excess, if any, of (1) all intercompany loans to, Investments in and capitalizations of Subsidiaries of the Company (other than Borrowers) made during such Fiscal Year (or such preceding Fiscal Year) over (2) $2,000,000 (except as otherwise permitted by this Agreement). For purposes of this calculation, the term of this Agreement shall be deemed to include all of Fiscal Year 1996.

     "Subsidiary Junior Security Agreements" means (i) the Security Agreement dated as of the Closing Date duly executed and delivered to Lender by Pegasus Benelux and (ii) the Security Agreement dated as of the Closing Date duly executed and delivered to Lender by Pegasus Coordination, in each case in substantially the form of Exhibit O hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Taxes" is defined in Section 2.11.

     "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Borrower or any ERISA Affiliate under
Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan;
(v) any event or condition which would reasonably constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign Governmental Authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

     "Transaction Costs" means the fees, costs and expenses payable by the Borrowers in connection with the execution, delivery and performance of the Loan Documents and the Acquisition Documents.

     "Transaction Documents" means the Loan Documents, the Acquisition Documents, the Senior Revolving Loan Documents and all other agreements or instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or in connection herewith or therewith or any of the transactions contemplated hereby or thereby.

     "Triggering Event" shall have the meaning given such term in the Intercreditor Agreement.

     "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

     "Voting Stock" means, with respect to any Person, securities with respect to any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

     "Weighted Average Life to Maturity" shall mean the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) the sum of the products obtained by multiplying each remaining scheduled payment of principal under the Loan by the number of years (calculated to the nearest one-twelfth year) which will elapse between the date of a prepayment of the Loan and the scheduled due date of such remaining scheduled principal payments, by
(ii) the outstanding principal balance of the Loan on such prepayment date. With respect to any partial prepayment of the Loan, the foregoing formula shall be calculated by reference to the remaining scheduled principal payments being prepaid and dividing by that portion of the principal balance of the Loan which is being prepaid.

     "Wholly Owned Subsidiary" means any direct, wholly owned Subsidiary of the Company with respect to which Lender has (i) a second priority Lien (subject only to a Lien in favor of the Senior Revolving Lenders) on the Capital Stock of such Subsidiary and (ii) a second priority Lien (subject only to a Lien in favor of the Senior Revolving Lenders and to Customary Permitted Liens) on the Receivables, Inventory and General Intangibles of such Subsidiary, in each case as security for the Obligations.

     1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

     1.03. Accounting Terms. Subject to Section 13.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

     1.04. Other Definitional Provisions. References to the "preamble", "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to the preamble, Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     1.05. Other Terms. All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

     1.06. Payments by the Borrowers. All payments made by the Borrowers in respect of principal and interest on the Loan, or any other payment in respect of the Obligations, shall be made in Dollars.

                                   ARTICLE II
                            LOAN AND TERMS OF PAYMENT

     2.01. Loan.

          (a) Loan. The Loan shall be two term loans, evidenced by the Notes, to be made by Lender to Borrowers in the aggregate original principal amount of $8,000,000.

          (b) Reborrowing. Borrowers shall not be entitled to reborrow any portion of the principal balance of the Loan that is repaid or prepaid.

          (c) Disbursement of Loan on Closing Date. On the Closing Date, provided no Default or Event of Default shall exist and that all of the terms and conditions set forth in Article V shall have been satisfied, Lender shall make the Loan to Borrowers, the proceeds of which shall be disbursed in accordance with the instructions set forth on Exhibit 2.01(c) (the "Request for Advance and Disbursement Instructions").

          (d) Notification re Closing. Borrowers shall provide Lender with at least forty-eight (48) hours prior written notice of the Closing (or such shorter period of time as may be acceptable to Lender), to enable Lender to arrange for the availability of funds. In the event the Closing does not take place on the date specified in Borrower's notice to Lender, Borrower agrees to reimburse Lender for Lender's costs to maintain the necessary funds available for the Closing, at the rate of interest applicable to each of the Notes, for the number of days which elapse between the date specified in Borrower's notice and the date upon which the Closing actually occurs (which number of days shall not include the date specified in Borrower's notice, but shall include the Closing Date).

     2.02. Interest.

          (a) Interest Rate. Except as provided in Section 2.05, the Obligations shall bear interest at the Note A Interest Rate, with respect to the outstanding principal balance from time to time of Note A, and at the Note B Interest Rate, with respect to the outstanding principal balance from time to time of Note B.

          (b) Interest Computation. Interest shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged.

          (c) Interest Payments. Interest accrued on the Loan shall be payable in arrears (A) on the first Business Day of each calendar month, commencing March 1, 1996, for the preceding calendar month, commencing on the first such day following the making of the Loan and (B) if not theretofore paid in full, at maturity (whether on the Maturity Date, by acceleration, or otherwise) of the Loan.

          (d) Maximum Interest. Notwithstanding any provision to the contrary herein contained, Lender shall not collect a rate of interest on any obligation or liability due and owing by Borrowers to Lender in excess of the maximum contract rate of interest permitted by applicable law. Lender and Borrowers have agreed that the internal laws of the State of New York shall govern the relationship between them, but in the event of a final adjudication to the contrary, Borrowers shall be obligated to pay, nunc pro tunc, to Lender only such interest as then shall be permitted by the laws of the state found to govern the contract relationship between Lender and Borrowers. In the event the choice of Borrowers and Lender to have the Loan be governed by the laws of the State of New York is not given effect in a final adjudication on the matter, Borrowers and Lender hereby designate, as their first alternate choice for the law which shall govern the Loan and the transactions contemplated by this Agreement, the laws of the State of Arizona. All interest found in excess of that rate of interest allowed and collected by Lender shall be applied to the principal balance in such manner as to prevent the payment and collection of interest in excess of the rate permitted by applicable law.

     2.03. Payment of Principal. Principal on each of Note A and Note B shall be payable on the first Business Day of the month, commencing April 1, 1996, and on the first Business Day of each month thereafter. The monthly principal installment with respect to each Note for the first forty-seven (47) monthly payments shall be equal to the principal installment under a seventy-two (72) month equal monthly payment (principal and interest) amortization schedule, based upon the original principal balance of each Note and the interest rate applicable thereto. The interest element of each monthly installment shall be determined in accordance with Section 2.02 or Section 2.05, as applicable. Any and all remaining principal, and any other sums due and owing pursuant to the Loan Documents, plus accrued and unpaid interest thereon, shall be due and payable on March 1, 2000, the forty- eighth (48th) monthly installment date (the "Maturity Date" ).

     2.04. Late Charges. If a payment of principal or interest to be made pursuant to this Loan Agreement becomes past due for a period in excess of five
(5) Business Days, Borrowers shall pay on demand to Lender a late charge of one percent (1%) of the amount of such overdue payment. The foregoing notwithstanding, no late charge shall be payable by Borrower hereunder if interest shall be accruing pursuant to Section 2.05.

     2.05. Default Interest. Notwithstanding the rates of interest specified in
Section 2.02 or elsewhere herein, and to the extent permitted by applicable law, effective immediately upon the occurrence of any Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of the Loan and all other Obligations then outstanding shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest otherwise applicable to the Loan and Obligations from time to time.

     2.06. Prepayments.

          (a) Prepayment of the Loan. Borrowers may voluntarily prepay the principal balance of the Loan, including all amounts due under both Notes, in whole (as to both Notes), but not in part, at any time, subject to the following conditions:

               (i) not less than thirty (30) days prior to the date upon which Borrowers desire to make such prepayment, Borrowers shall deliver to Lender written notice of their intention to prepay, which notice shall state the prepayment date and shall become irrevocable five (5) days prior to the stated prepayment date; and

               (ii) Borrowers shall pay to Lender, concurrently with such prepayment, (I) a prepayment premium (the "Prepayment Premium") equal to (A) one percent (1%) of the amount prepaid if such prepayment is made during the Loan Year beginning on the Closing Date, (B) one percent (1%) of the amount prepaid if such prepayment is made during the Loan Year beginning on the first anniversary of the Closing Date, and (C) zero percent (0%) of the amount prepaid if such prepayment is made after the second anniversary of the Closing Date; (II) accrued and unpaid interest through the date of such prepayment on the principal balance being prepaid; and (III) any and all of the other Obligations then due which remain unpaid.


          (b) Make Whole Premium. In the event that Borrower elects that the Note A Interest Rate shall be a fixed rate, then any prepayment applicable to Note A, shall be accompanied by a payment equal to the Make Whole Premium calculated in respect of such prepayment. Any prepayment applicable to Note B shall be accompanied by a payment equal to the Make Whole Premium calculated in respect of such prepayment.

          (c) Involuntary Prepayment. Any payment of the principal balance of the Loan received by Lender resulting from the exercise by Lender of any remedy available to Lender subsequent to the occurrence of an Event of Default and the acceleration of the Obligations shall be deemed to be a prepayment subject to the provision of this Section 2.06, and the applicable Prepayment Premium (calculated in accordance with subsection 2.06(a)(ii)) and any other payment required under subsection 2.06(a)(ii) shall be payable on demand with respect to such payment.

     2.07. Application of Prepayments. Prepayments received by Lender shall be applied in the following order of priority: (i) first, to the payment of accrued and unpaid interest on the portion of the principal balance of the Loan that is being repaid, pro rata as between Note A and Note B to the extent of available funds, (ii) next, to the payment of any other Obligations then due other than the principal balance and accrued and unpaid interest on the principal balance of the Loan, (iii) next, to the principal amount due with respect to Note B on the Maturity Date, until such amount has been paid in full, (iv) next, to the principal amount due with respect to Note A on the Maturity Date, until such amount has been paid in full, (v) next, to the payment of regularly scheduled installments of the principal balance of Note B, in the inverse order of the maturity of such installments, until Note B shall have been paid in full, and
(vi) last, to the payment of regularly scheduled installments of the principal balance of Note A, in the inverse order of the maturity of such installments, until Note A has been paid in full.

     2.08. Payments on Non-Business Days. Whenever any payment to be made by a Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

     2.09. Method of Payment; Good Funds. All payments to be made by Borrowers pursuant to the Loan Documents shall be made by wire transfer to the account of Lender at the Payment Account, or to such other account as Lender shall notify Borrowers. Payment shall not be deemed to have been received by Lender until Lender is in receipt of Good Funds.

     2.10. Authorized Officers and Lenders. On the Closing Date and from time to time thereafter, the Borrowers shall deliver to Lender an Officers' Certificate setting forth the names of the officers, employees and agents authorized to act for the Borrowers in respect of all matters relating to the Loan Documents. Lender shall be entitled to rely conclusively on such officer's or employee's authority until Lender receives written notice to the contrary. In addition, Lender shall be entitled to rely conclusively on any written notice sent to it by telecopy. Lender shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any document, and, Lender shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. Lender shall incur any liability to the Borrowers or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which Lender reasonably believes to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrowers.

     2.11. Taxes.

          (a) Payment of Taxes. Any and all payments by the Borrowers hereunder or under any Note or other document evidencing any Obligations shall be made free and clear of and without reduction for any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Obligations and all other liabilities with respect thereto, excluding taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of any jurisdiction (or any political subdivision thereof) in which Lender's principal place of business is located, (iii) the Governmental Authority in which Lender is organized, managed and controlled or any political subdivision thereof or
     (iv) any political subdivision of the United States, unless such taxes are imposed solely as a result of such Lender's performance of any of the Loan Documents in such political subdivision and such Lender would not otherwise be subject to tax by such political subdivision (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to Lender,
     (x) the sum payable to Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this
     Section 2.11) Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) such Borrower shall make such withholding or deductions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) Indemnification. The Borrowers, jointly and severally agree to indemnify Lender against, and reimburse Lender on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11 and any additional income or franchise taxes resulting therefrom) incurred or paid by Lender or its Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable (other than any liability that results from the gross negligence or willful misconduct of Lender, whether or not such Taxes were correctly or legally asserted by the relevant taxing authority or other governmental authority). A certificate as to any additional amount payable to any Person under this Section 2.11 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Lender agrees (i) within a reasonable time after receiving a written request from the Company, to provide the Company with such certificates as are reasonably required, and (ii) take such other actions as are reasonably necessary to claim such exemptions as Lender or any Affiliate of Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this
     Section 2.11 in respect of any payments under this Agreement or under the Notes. If Lender receives a refund in respect of any Taxes for which Lender has received payment from a Borrower hereunder, it shall promptly apply such refund (including any interest received by Lender from the taxing authority with respect to the refund with respect to such Taxes) to the Obligations of such Borrower, net of all out-of-pocket expenses of Lender; provided that such Borrower, upon the request of Lender, agrees to reimburse such refund (plus penalties, interest or other charges) to Lender in the event Lender is required to repay such refund.

          (c) Receipts. Within thirty (30) days after the date of any payment of Taxes pursuant to this Section 2.11 by any Borrower or any of the Borrowers' Subsidiaries, the Company will furnish to Lender at its request, at its address referred to in Section 13.08, a copy of a receipt, if any, or other documentation reasonably satisfactory to Lender, evidencing payment thereof. The

     Borrowers shall furnish to Lender, within thirty (30) days after the request of Lender from time to time, an Officer's Certificate stating that all Taxes of which they are aware are due have been paid and that no additional Taxes of which it is aware are due.

                                   ARTICLE III
                          NOTE, SECURITY AND GUARANTIES

     3.01 Notes. The Loan shall be evidenced by Note A and Note B executed by Borrowers (the "Notes").

     3.02 Security. The Obligations shall be secured by the Senior Collateral and the Junior Collateral.

     3.03 Guaranties. In consideration for Lender providing financing to Borrowers, Holdings, the Company and the Subsidiary Guarantors shall jointly and severally guarantee all obligations of Borrowers to Lender under the Loan Documents, pursuant to the Holdings Guaranty, the Company Guaranty, and the Subsidiary Guaranty.

     3.04 Perfection of Lien on Junior Collateral. Upon the occurrence of a Triggering Event, Lender shall be permitted to perfect its Lien on and security interest in the Junior Collateral. Prior to the occurrence of a Triggering Event, Lender shall hold, but shall not be permitted to file or record, those documents and instruments, including without limitation, UCC-1 Financing Statements, necessary for Lender to perfect its Lien on the Junior Collateral. Lender agrees that it shall only file the foregoing documents or instruments in accordance with the provisions of the Intercreditor Agreement.

                                   ARTICLE IV
                                      FEES

     4.01. Closing Fee. On the Closing Date, Borrowers shall pay to Lender a "Closing Fee" in the aggregate amount of $80,000, representing one percent (1%) of the original principal balance of the Loan.

     4.02. Loan Maintenance Fees. Borrowers shall pay to Lender the following "Loan Maintenance Fees" throughout the life of the Loan, payable on the first Business Day of each month: $8,333 per month commencing April 1, 1996, and ending March 1, 1997; $6,667 per month commencing April 1, 1997, and ending March 1, 1998; $5,000 per month commencing April 1, 1998 and ending March 1, 1999; and $3,333 commencing April 1, 1999, and ending March 1, 2000. In the event Borrowers prepay the Loan in its entirety, Borrower shall not be liable for the payment of any Loan Maintenance Fees beyond the date of actual prepayment of the Loan, provided that Borrower shall have paid the Prepayment Premium set forth in Section 2.06(a) and the Make Whole Premium set forth in
Section 2.06(b).

     4.03. Calculation and Payment of Fees. All fees shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations. Fees shall be payable to the applicable Payment Account. All fees payable hereunder shall be fully earned and nonrefundable when paid. All fees specified or referred to herein due to Lender including, without limitation, those referred to in this Article IV, shall bear interest, if not paid when due, at the interest rate for Loan in accordance with
Section 2.05, shall constitute Obligations and shall be secured by the Collateral.

                                    ARTICLE V
                          CONDITIONS PRECEDENT TO LOAN

     5.01. Conditions Precedent to the Loan. The obligation of Lender on the Closing Date to make the Loan is subject to the satisfaction of all of the following conditions precedent:

          (a) Documents. Lender shall have received on or before the Closing Date all of the following:

               (i) this Agreement, the Notes and all other agreements, documents and instruments (other than items designated as "post-closing" items) described in the List of Closing Documents attached hereto and made a part hereof as Exhibit P, each duly executed where appropriate and in form and substance satisfactory to Lender and in sufficient copies for Lender; without limiting the foregoing, the Borrowers hereby direct their counsel, (A) McDermott, Will & Emery and (B) each of its other counsel listed in such List of Closing Documents to prepare and deliver to Lender and Gammage & Burnham, the opinions referred to in such List of Closing Documents with respect to such counsel;

               (ii) the Company's historical financial statements as of September 30, 1995, and as of each succeeding month-end date for which such financial statements are available prior to the Closing Date, accompanied by appropriate pro forma financial statements as of December 31, 1995, as well as a pro forma estimated balance sheet of Holdings and its Subsidiaries as of the Closing Date, giving effect to the transactions contemplated in the Transaction Documents, and the Initial Projections; and

               (iii) such additional documentation as Lender may reasonably request.

          (b) Collateral Information; Perfection of Liens. Lender shall have received complete and accurate information from the Company with respect to the name and the location of the principal place of business and chief executive office for the Company and each of its Subsidiaries; all Uniform Commercial Code and other filing and recording fees and taxes shall have been paid or duly provided for; and Lender shall have received evidence to the satisfaction of Lender that all Liens granted to Lender with respect to all Collateral are valid and effective and, upon the filing of the duly executed Uniform Commercial Code financing statements which shall have been delivered to Lender (in the case of such financing statements for Texas, and, to the extent not prohibited by any Contractual Obligation of Mobil Corporation or any of its Subsidiaries, prior to the Closing Date in time to have such statements filed with the relevant filing office at least two
     (2) Business Days prior to the Closing Date), will be perfected and of first priority, except as otherwise permitted under this Agreement. All certificates representing Capital Stock included in the Collateral shall have been delivered to the Revolving Credit Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Revolving Credit Agent (duly endorsed to the Revolving Credit Agent), in the manner required by the Senior Revolving Credit Agreement.

          (c) Acquisition Agreement and Related Matters. Lender shall be satisfied that: (i) the Acquisition Agreement and all other Acquisition Documents which are to be entered into as of or prior to the Closing Date shall have been duly approved and executed and delivered by the parties thereto, (ii) the Registration Statement shall have been declared effective by the Securities and Exchange Commission, (iii) shares of Common Stock and/or Nonvoting Common Stock shall have been purchased in accordance with the Registration Statement and/or the Nonvoting Common Stock Purchase Agreement for an aggregate purchase price of not less than $15,000,000,
     (iv) Holdings shall have issued the Preferred Stock to Muehlstein Holding Corporation (or a Mobil Affiliate (as defined in the Acquisition Agreement)) for an aggregate purchase price of not less than $10,000,000,
     (v) the Senior Revolving Obligations shall have been funded, (vi) all conditions precedent to closing under the Acquisition Agreement and the other Acquisition Documents which are to be entered into as of or prior to the Closing Date have been met (or waived) and such documents are, or simultaneously with the execution hereof, shall be, in full force and effect, and (vii) good and marketable title to the Capital Stock of the Company purported to be transferred by the terms of the Acquisition Agreement and the Acquisition Documents, free and clear of all Liens, has been transferred to Holdings on terms satisfactory to Lender.

          (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and Lender shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loan on the Closing Date or (B) the consummation of the transactions contemplated pursuant to the Transaction Documents or (ii) would be reasonably expected to impose or result in the imposition of a Material Adverse Effect.

          (e) No Change in Condition. No change deemed material by the Lender, in its opinion, in the condition (financial or otherwise), business, performance, assets, operations or prospects of Holdings, the Company, or any of the Company's Subsidiaries shall have occurred that would (i) cause the Initial Projections to be unreasonable in light of then current circumstances, (ii) have a material adverse effect on the ability of Holdings and the Borrowers to perform their material obligations under the Loan Documents or (iii) have a material adverse effect on the ability of Lender to enforce the Loan Documents.

          (f) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the Loan.

          (g) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in any of the other Loan Documents shall be true and correct on and as of the Closing Date, both before and immediately after giving effect to the making of the Loan.

          (h) Fees and Expenses Paid. There shall have been paid to Lender all fees (including, without limitation, the reasonable legal fees of counsel to Lender and local counsel to Lender) due and payable on or before the Closing Date, and all expenses (including, without limitation, legal expenses) due and payable on or before the Closing Date.

          (i) Closing Date. The Closing Date shall have occurred on or prior to February 12, 1996.

          (j) Consents, Etc. Except as set forth on Schedule 6.01-E, each of Holdings, the Company and the Company's Subsidiaries shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material Permits of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow each of Holdings, the Company, and the Company's other Subsidiaries lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, under the other Transaction Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents. No such consent or authorization shall impose any conditions upon

     Holdings, the Company, or any of the Company's Subsidiaries that are not acceptable to the Lender.

          (k) Transaction Costs. The Borrowers and Holdings shall have paid and be obligated to pay not more than $6,600,000 in Transaction Costs.

          (l) Environmental Review. Lender shall have been provided with a written report or written reports of a Phase II investigation or investigations conducted by ATEC Associates, Inc., identifying potential environmental Liabilities and Costs to which Holdings, the Company and the Company's Subsidiaries may be subject, in form and substance satisfactory to Lender.

          (m) Availability. As of the Closing Date, Borrowers shall have minimum borrowing availability under the Senior Revolving Credit Agreement, after giving effect to the funding of all amounts under the Senior Revolving Obligations to be advanced on the Closing Date, of not less than $17,000,000.

          (n) Pension Obligations. Lender shall have reviewed and found satisfactory any matters with respect to unfunded or underfunded balances in Borrower's Plans, including without limitation matters relative to the priority of any potential Lien in favor of such Plan which may be imposed by law, and, to the extent that Lender shall have concluded that any such potential Lien may take precedence or priority over the Lien in favor of Lender with respect to the Collateral, Lender shall be permitted to require that an Availability Reserve be established prior to the Closing Date, in the amount satisfactory to Lender with respect to such unfunded and underfunded pension liabilities.

          (o) Senior Revolving Loan Documents. Lender shall have reviewed and found satisfactory all terms and conditions of the Senior Revolving Loan Documents.

          (p) Preferred Stock. Lender shall have reviewed and found satisfactory all terms and conditions of the Preferred Stock.

          (q) Searches. Lender shall have reviewed and found satisfactory UCC, tax lien, litigation, and judgment searches for each Borrower.

          (r) Corporate Structure. Lender shall have reviewed and found satisfactory a corporate equity structure of Holdings, the Company, and its Subsidiaries.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

     6.01. Representations and Warranties of the Borrowers. In order to induce Lender to enter into this Agreement and to make the Loan and the other financial accommodations to the Borrowers described herein, each of Holdings and the Borrowers, hereby represents and warrants to Lender as of the Closing Date that the following statements are true, correct and complete:

          (a) Organization; Corporate Powers. Each of Holdings, the Company and the Company's Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing has or is reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business in all material respects as presently conducted.

          (b)  Authority.

               (i) Each of Holdings, the Company and the Company's Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

               (ii) The execution, delivery and performance, as the case may be, of each of the Loan Documents which have been executed and to which any of Holdings, the Company or any of the Company's Subsidiaries is a party and the consummation of the transactions contemplated thereby, have been duly approved by each of the boards of directors and (to the extent required by law) the shareholders of Holdings, the Company and such Subsidiary, respectively, and such approvals have not been rescinded, revoked or modified in any material respect. No other corporate action or proceedings on the part of Holdings, the Company or any of the Company's Subsidiaries is necessary to consummate such transactions.

               (iii) Each of the Loan Documents to which Holdings, the Company or any of the Company's Subsidiaries is a party has been duly executed, or delivered on behalf of Holdings, the Company or such Subsidiary, as the case may be, and constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting the enforcement of creditors' rights generally and to the effect of general equitable principles (whether considered in a proceeding in equity or at law)) and is in full force and effect.

          (c) Subsidiaries; Ownership of Capital Stock. Schedule 6.01-C (i) contains a diagram indicating the corporate structure of Holdings, the Company, the Company's Subsidiaries and any other Affiliate thereof in which Holdings, the Company or any of the Company's Subsidiaries holds an equity interest as of the Closing Date after giving effect to the transactions contemplated in the Transaction Documents; and (ii) accurately sets forth as of the Closing Date after giving effect to the transactions contemplated in the Transaction Documents (A) the correct legal name, the jurisdiction of incorporation, and Employer Identification Number of each of Holdings, the Company and the Company's Subsidiaries, and the jurisdictions in which each of Holdings, the Company and the Company's Subsidiaries is qualified to transact business as a foreign corporation,
     (B) the authorized, issued and outstanding shares of each class of Capital Stock of Holdings, the Company and each of the Company's Subsidiaries and the owners of such shares, and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of Holdings, the Company and each Subsidiary of the Company in any Person that is not a corporation. None of the issued and outstanding Capital Stock of Holdings, the Company or any of the Company's Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock except as provided in the ESOP, the Shareholders' Agreement and the Nonvoting Common Stock Purchase Agreement. The outstanding Capital Stock of Holdings, the Company and each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

          (d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which Holdings, the Company or any of the Company's Subsidiaries is a party do not and shall not (i) conflict with the Constituent Documents of Holdings, the Company or any such Subsidiary, (ii) to the best Knowledge of Holdings and its Subsidiaries, constitute a tortious interference with any Contractual Obligation of any Person, (iii) except as set forth on Schedule 6.01-D conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material Requirement of Law or any Transaction Document or other material Contractual Obligation of Holdings, the Company or any such Subsidiary, or require the termination of any Transaction Document or other material Contractual Obligation, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of Holdings, the Company or any such Subsidiary, other than Liens contemplated by the Loan Documents and the Senior Revolving Loan Documents, or (v) require any approval of Holdings', the Company's or any such Subsidiary's shareholders that has not been obtained.

          (e) Governmental Consents, etc. Except as set forth on Schedule 6.01-E, the execution, delivery and performance of each of the Loan Documents (or, solely as of the Closing Date, the other Transaction Documents executed and delivered on such date) to which Holdings, the Company or any of the Company's Subsidiaries is a party do not and shall not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, shall be made, obtained, or given, (ii) filings necessary to create or perfect security interests in the Collateral, (iii) routine filings made in the ordinary course of business and (iv) non-essential filings contemplated by the Transaction Documents but not necessary to consummate the transactions contemplated thereby. None of Holdings, the Company or any of the Company's Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.

          (f) Accommodation Obligations; Contingencies. Except as set forth on
     Schedule 1.01.2, none of Holdings, the Company or any of the Company's Subsidiaries has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term lease or commitment, not reflected in its financial statements delivered to Lender on or prior to the Closing Date or otherwise disclosed to Lender in the other Schedules hereto, which shall have or is reasonably likely to have a Material Adverse Effect.

          (g) Restricted Junior Payments. None of Holdings, the Company or any of the Company's Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or Property for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 9.06 hereof.

          (h) Financial Position. The Initial Projections, the pro forma financial statements referred to in Section 5.01(a)(ii) and each of the Company's business plans and all other financial projections and related materials and documents delivered to Lender pursuant hereto were prepared in good faith and are based upon facts and assumptions that are reasonable in light of the then current and foreseeable business conditions and prospects of the Company and represent management's opinion of the Company's projected financial performance based on the information available to Holdings and the Company at the time so furnished.

          (i) Litigation; Adverse Effects. Except as set forth in Schedule 6.01-I, there is no action, suit, audit, proceeding, allegation of defective pricing, investigation or arbitration (or series of related actions, suits, proceedings, allegations, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the Knowledge of Holdings, the Company or any of the Company's Subsidiaries, threatened against Holdings, the Company or any of the Company's Subsidiaries or any Property of any of them (i) challenging the validity or the enforceability of any of the Transaction Documents or
     (ii) which shall have or is reasonably likely to have a Material Adverse Effect. None of Holdings, the Company or any of the Company's Subsidiaries is (A) in violation of any applicable Requirements of Law which violation shall have or is reasonably likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which shall have or is reasonably likely to have a Material Adverse Effect.

          (j) No Material Adverse Change. Except as contemplated in the Registration Statement, since December 31, 1994 there has occurred no event which shall have or is reasonably likely to have a Material Adverse Effect.

          (k) Payment of Taxes. All tax returns and reports of each of Holdings, the Company and the Company's Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid other than such taxes, assessments, fees and other governmental charges (i) which are being contested in good faith by Holdings, the Company or such Subsidiary, as the case may be, by appropriate proceedings diligently instituted and conducted and (ii) with respect to which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made. Neither the Company nor Holdings has any Knowledge of any proposed tax assessment against Holdings, the Company or any of the Company's Subsidiaries that shall have or is reasonably likely to have a Material Adverse Effect.

          (l) Performance. None of Holdings, the Company or any of the Company's Subsidiaries has received notice or has actual Knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, shall not have or are not reasonably likely to have a Material Adverse Effect.

          (m) Disclosure. The representations and warranties of each of Holdings, the Company and the Company's Subsidiaries contained in the Loan Documents and, solely as of the Closing Date, the other Transaction Documents and the Registration Statement, and all certificates and documents delivered to Lender pursuant to the terms hereof and the other Loan Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which and the time at which they were made, not misleading, provided that (a) the statements contained in the Registration Statement describing documents and agreements are summary only and as such are qualified in their entirety by reference to such documents and agreements,
     (b) to the extent any such information in the Registration Statement was based upon or constitutes a forecast or projection, each of Holdings, the Company and the Company's Subsidiaries represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the best information Known to it at the time in the preparation of such information and (c) as to the information and representations and warranties in the Registration Statement and other certificates and documents attached as exhibits thereto that is specified as having been supplied by third parties, each of Holdings, the Company and the Company's Subsidiaries represents only that it is not aware of any material misstatement therein or omission therefrom. Neither Holdings nor the Company has intentionally withheld any fact from Lender in regard to any matter which shall have or is reasonably likely to have a Material Adverse Effect.

          (n) Requirements of Law. Each of Holdings, the Company and the Company's Subsidiaries is in compliance with all Requirements of Law applicable to it and its business, in each case where the failure to so comply individually or in the aggregate shall have or is reasonably likely to have a Material Adverse Effect.

          (o) Environmental Matters. Except as set forth in Schedule 6.01-O:

               (i) the operations of Holdings, the Company and the Company's Subsidiaries comply with all applicable Environmental, Health or Safety Requirements of Law where failure to so comply has or is reasonably likely to have a Material Adverse Effect;

               (ii) Holdings, the Company and each of the Company's Subsidiaries have obtained or have taken appropriate steps, as required by Environmental, Health or Safety Requirements of Law, to obtain all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and each of Holdings, the Company and each of the Company's Subsidiaries are currently in compliance with such Permits where failure to so comply has or is reasonably likely to have a Material Adverse Effect;

               (iii) to the Company's Knowledge, none of Holdings, the Company or the Company's Subsidiaries or any of their respective operations or present or past Property are subject to any investigation or any judicial or administrative proceeding, order, judgment, settlement, decree, or other agreement alleging, respecting or addressing (i) a violation of any

          Environmental, Health or Safety Requirement of Law where such violation has or is reasonably likely to have a Material Adverse Effect; (ii) any Remedial Action where such Remedial Action has or is reasonably likely to have a Material Adverse Effect; or (iii) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment where such Claims or Liabilities and Costs has or is reasonably likely to have a Material Adverse Effect, nor has Holdings, the Company or any of the Company's Subsidiaries received any notice of the foregoing;

               (iv) to the Company's Knowledge, none of Holdings, the Company or the Company's Subsidiaries is the owner or operator of any Property which has any of the following which could result in a liability that is reasonably likely to have a Material Adverse Effect:

                    (A) any past or present on-site generation, treatment,
               recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state or local equivalent or any similar statute of Canada, the United Kingdom, another foreign jurisdiction, or political subdivision thereof;

                    (B) any past or present landfill, waste-pile, underground
               storage tank or surface impoundment;

                    (C) any asbestos-containing material or suspected
               asbestos-containing material; or

                    (D) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other Equipment;

               (v) to the Company's Knowledge, except as reported to Lender pursuant to Section 7.07, no Environmental Lien has attached to any Property of Holdings, the Company or any of the Company's Subsidiaries;

               (vi) to the Company's Knowledge, except as reported to Lender pursuant to Section 7.07, there have been no Releases of any Contaminants into the environment in quantities reportable pursuant to 40 C.F.R. 302 by Holdings, the Company or any of the Company's Subsidiaries;

               (vii) to the Company's Knowledge, except as reported to Lender pursuant to Section 7.07, neither Holdings, nor the Company, nor any of the Company's Subsidiaries has any liability in connection with any Release or threatened Release of any Contaminants into the environment that is reasonably likely to have a Material Adverse Effect ;

               (viii) to the Company's Knowledge, except as reported to Lender pursuant to Section 7.07, neither Holdings, nor the Company nor any of the Company's Subsidiaries has sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA, or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS"), or any similar state list;

               (ix) to the Company's Knowledge, except as reported to Lender pursuant to Section 7.07, none of Holdings', the Company's or the Company's Subsidiaries' present or past Property is listed or proposed for listing on the NPL pursuant to CERCLA, or on the CERCLIS or any similar state list of sites requiring Remedial Action, and the Company and the Company's Subsidiaries are unaware of any conditions on such Property which would qualify such Property for inclusion on any such list;

               (x) none of Holdings, the Company or any of the Company's Subsidiaries is subject to any Environmental Property Transfer Act as a result of the transactions contemplated by the Loan Documents;

               (xi) none of the products Holdings, the Company or any of the Company's Subsidiaries manufactures, distributes or sells, or has ever manufactured, distributed or sold, contains asbestos-containing material or suspected asbestos-containing material; and

               (xii) none of Holdings, the Company or any of the Company's Subsidiaries is subject to any Environmental, Health or Safety Requirements of Law relating to financial responsibility, including, without limitation, those contained in 40 C.F.R. Parts 264 and 265, Subparts H, and state and local law equivalents, and those contained in 40 C.F.R. Part 280, Subpart H, and state and local law equivalents.

          (p) ERISA Matters. None of Holdings, the Company or the ERISA Affiliates maintains or contributes to any Plan other than those listed on
     Schedule 6.01-P hereto. With respect to each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect, Holdings, the Company or an ERISA Affiliate has received or is in the process of seeking, a favorable determination letter that the Plan is so qualified and that each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect, except as disclosed on Schedule 6.01-P. None of Holdings, the Company or the ERISA Affiliates has Knowledge of any reason why such Plans or trusts are not qualified. Except as disclosed in Schedule 6.01-P, none of Holdings, the Company or any of the Company's Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Holdings, the Company and all of the ERISA Affiliates are in compliance in all material respects with the responsibilities, obligations or duties imposed on them by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Except as disclosed in
     Schedule 6.01-P, neither Holdings, nor the Company, nor any ERISA Affiliate, nor any fiduciary of any Plan which is not a Multiemployer Plan
     (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. None of Holdings, the Company or the ERISA Affiliates has incurred any potential liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. None of Holdings, the Company or the ERISA Affiliates has incurred any liability to the PBGC which remains outstanding. There are no premium payments which have become due to the PBGC which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to Lender is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Holdings, nor the Company, nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under
     Section 4203 or 4205 of ERISA from a Multiemployer Plan. Except as disclosed in Schedule 6.01-P, neither Holdings, nor the Company nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Holdings, nor the Company, nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 6.01-P, neither Holdings, nor the Company, nor any of the ERISA Affiliates has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. The Company has made available to Lender copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence, or for which Holdings, the Company or any ERISA Affiliate has taken any corporate action to authorize the adoption thereof, as of the Closing Date and in respect of which Holdings, the Company or any ERISA Affiliate is currently an "employer" as defined in section 3(5) of ERISA, and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by Holdings, the Company or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by Holdings, the Company and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to Holdings, the Company or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; and each employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees of Holdings, the Company or any of the Company's Subsidiaries after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

          (q) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained by Holdings, the Company, any of the Company's Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans are not material. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Holdings, the Company, any of the Company's Subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

          (r)  Labor Matters.

               (i) Except as set forth in Schedule 6.01-R, as of the Closing Date there is no collective bargaining agreement covering any of the employees of Company or any Subsidiary of Company. To the Company's Knowledge, except as set forth on Schedule 6.01-R, as of the Closing Date no attempt to organize the employees of Company or any such Subsidiary is pending, threatened or planned.

               (ii) Set forth in Schedule 6.01-R or Schedule 6.01-P, as the case may be, is a list, as of the Closing Date, of all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, and severance plans of Company and its Subsidiaries providing for benefits for employees of Company and its Subsidiaries.

          (s) Securities Activities. None of Holdings, the Company or any of the Company's Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (t) Solvency. After giving effect to the transactions contemplated in the Transaction Documents, the disbursement of the proceeds of such Loan pursuant to the Company's instructions, and the funding of all amounts to be disbursed on the Closing Date in connection with the Senior Revolving Obligations, each of Holdings, the Company and each Subsidiary Guarantor is Solvent.

          (u)  Patents, Trademarks, Permits, Etc.; Government Approvals.

               (i) Holdings, the Company and each of the Company's Subsidiaries own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how and processes used in or necessary for the conduct of their businesses as currently conducted except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.01-U, as of the Closing Date no claims are pending or, to the best of Company's Knowledge following inquiry, threatened that Holdings, the Company or any of its Subsidiaries is infringing in any material respect upon the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how and processes.

               (ii) Except for Liens granted to Lender, the Revolving Credit Agent, or the Senior Revolving Lenders, the transactions contemplated by the Transaction Documents shall not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how or processes by Holdings, the Company or any of the Company's Subsidiaries in any manner which shall have or is reasonably likely to have a Material Adverse Effect.

          (v) Assets and Properties. Each of Holdings, the Company and the Company's Subsidiaries has good and marketable title to all of its material assets and Property (tangible and intangible) owned by it or a valid leasehold interest in all of its material leased assets (except for Liens permitted under Section 9.03 and minor defects in title which do not interfere with their ability to conduct their business as presently conducted insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens, except Liens securing the Obligations and Liens permitted under Section 9.03. As of the Closing Date Schedule 6.01-V contains a true and complete list of (i) all of the Real Property owned in fee simple by each of Holdings, the Company and the Company's Subsidiaries as of the Closing Date, (ii) a true and complete list of all Leases in effect on the Closing Date the annual rental payments under which exceed $250,000 and (iii) a true and complete list of all warehouses in which there is, or is reasonably expected to be, (i) for a period of 30 days or more during any twelve-month period, Inventory with a fair market value of $250,000 or more or (ii) at any time, Inventory with a fair market value of $1,000,000 or more. Substantially all of the assets and Property owned by or leased to Holdings, the Company and/or each such Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of any known defects except such defects that do not substantially interfere in any material respect with the continued use thereof in the conduct of normal operations. Except for Liens granted to Lender, or the Senior Revolving Lenders, neither this Agreement nor any other Transaction Document, nor any transaction contemplated herein or therein, shall affect any right, title or interest of Holdings, the Company or such Subsidiary in and to any of such assets in a manner that shall have or is reasonably likely to have a Material Adverse Effect.

          (w) Insurance. The Certificate of Insurance delivered to the Lender pursuant Section 5.01(a) accurately sets forth as of the Closing Date all insurance policies currently in effect with respect to the respective assets and business of the Company and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. Such insurance policies and programs are in amounts sufficient to cover the replacement value of the respective assets of the Company and its Subsidiaries.

          (x) Pledge of Collateral. The grant and perfection of the security interests in the Capital Stock of the Company and its Subsidiaries constituting a portion of the Collateral for the benefit of Lender, as contemplated by the terms of the Loan Documents, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or "Blue Sky" law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.

          (y) Transactions with Affiliates. Schedule 6.01-Y lists as of the Closing Date each and every existing material agreement (other than the Transaction Documents) as of the Closing Date and arrangement that any of Holdings, the Company or the Company's Subsidiaries has entered into with any of their respective Affiliates (other than Holdings, the Company's and the Company's Subsidiaries).

          (z) Transaction Documents. Solely with respect to the Transaction Documents (other than the Loan Documents), as of the Closing Date the following are true and correct and complete:

               (i) All conditions precedent to, and all material consents and Permits necessary to permit, the consummation of the transactions contemplated by such Transaction Documents which will be entered into as of the or prior to the Closing Date have been satisfied or delivered, or waived (to the extent required under Section 9.16) with the prior written consent of Lender, and no action has been taken, or to the best of Holdings and the Company's Knowledge, shall be taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the consummation of the transactions contemplated in such Transaction Documents.

               (ii) Each of Holdings, the Company and the Company's Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each of such Transaction Documents to which it is a party.

               (iii) The execution, delivery and performance, as the case may be, of each of such Transaction Documents which have been executed and to which any of Holdings, the Company or any of the Company's Subsidiaries is a party and the consummation of the transactions contemplated thereby, have been duly approved by each of the boards of directors and (to the extent required by law) the shareholders of Holdings, the Company and such Subsidiary, respectively, and such approvals have not been rescinded, revoked or modified in any material respect. No other corporate action or proceedings on the part of Holdings, the Company or any of the Company's Subsidiaries is necessary to consummate such transactions.

               (iv) Each of such Transaction Documents to which Holdings, the Company or any of the Company's Subsidiaries is a party has been duly executed, or delivered on behalf of Holdings, the Company or such Subsidiary, as the case may be, and constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting the enforcement of creditors' rights generally and to the effect of general equitable principles (whether considered in a proceeding in equity or at law)), is in full force and effect and, except as permitted pursuant to Section 9.16, no term or condition thereof has been amended, modified or waived from the terms and conditions contained in such Transaction Documents delivered to Lender pursuant to Section 5.01(a) without the prior written consent of Lender. Each of Holdings, the Company and the Company's Subsidiaries that is a party to such Transaction Documents and, to the Knowledge of the Company, all other parties thereto, have performed and complied in all material respects with all material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Closing Date, and as of such date, no material default, event of default or breach of any covenant by any such party exists thereunder.

                                   ARTICLE VII
                               REPORTING COVENANTS

     Each of Holdings and the Borrowers covenants and agrees that so long as any amount is outstanding and thereafter until Payment In Full of all of the Obligations, unless Lender shall otherwise give prior written consent thereto:

     7.01. Financial Statements. The Company and Holdings shall maintain, and shall cause each of the Company's Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Company or Holdings, as the case may be, shall deliver or cause to be delivered to Lender:

          (a) Monthly Reports. Within thirty (30) days after the end of each fiscal month in each Fiscal Year, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flow of Holdings and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, and for the corresponding period during the previous Fiscal Year, and a comparison of the statement of the year to date earnings and cash flow to the corresponding statement for the corresponding period from the previous Fiscal Year, and the most recently prepared forecasted consolidated balance sheet and consolidated statement of earnings and cash flow of Holdings and its Subsidiaries for and as of the end of such Fiscal Year, and a comparison of the statement of year to date earnings and cash flow to the annual operating plan, certified by a Financial Officer of the Company as fairly presenting the consolidated and consolidating financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.

          (b) Annual Reports. Within ninety (90) days after the end of each Fiscal Year, (i) audited financial statements of Holdings and its Subsidiaries and (ii) annual consolidating financial statements of Holdings and its Subsidiaries reported on by independent certified public accountants of recognized national standing acceptable to Lender, which report shall be unqualified (or, if qualified, only as to non-material matters) and shall state that such financial statements fairly present the consolidated and consolidating financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements) and that the examination by such accountants in connection with such consolidating financial statements has been made in accordance with generally accepted auditing standards.

          (c) Officer's Certificate. Together with each delivery of any financial statement pursuant to paragraph (a) and (b) of this Section 7.01, an Officer's Certificate of the Company, signed by a Financial Officer of the Company which demonstrate compliance, when applicable, with the provisions of Article X (the "Compliance Certificate").

          (d) Business Plans; Financial Projections. Not later than fifteen (15) days prior to the end of each Fiscal Year, and containing substantially the same types of financial information contained in the Initial Projections,
     (i) the annual business plan of the Company for the next succeeding Fiscal Year and (ii) forecasts prepared by management of the Company for each fiscal quarter in the next Fiscal Year and for each succeeding Fiscal Year, up to and including the Fiscal Year immediately following the Fiscal Year during which it is anticipated that the Obligations shall be Paid In Full, containing a consolidated balance sheet, an income statement and a consolidated statement of cash flow.

          (e) Accountant's Statement and Reliance Letter. Together with each delivery of the financial statements referred to in Section 7.01(b), a written statement of the firm of independent certified public accountants of recognized national standing acceptable to Lender giving the report stating:

               (i) that their audit examination has included a review of the terms hereof as it relates to accounting matters and

               (ii) whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Default has come to their attention, and if such condition or event has come to their attention, specifying the nature and period of existence thereof. The statement referred to above shall be accompanied by (x) a copy of the management letter or any similar report delivered to the Company or Holdings or to any officer or employee thereof by such accountants in connection with such financial statements and (y) a reliance letter in form and substance reasonably satisfactory to Lender from such accountants to the Company or Holdings. Lender may communicate directly with such accountants.

          (f) Opening Balance Sheet. Within ninety (90) days after the Closing Date, the Closing Date Balance Sheet (as defined in the Acquisition Agreement).

     7.02. Events of Default. Promptly upon (and, in any event, within five (5) Business Days of) any Borrower or Holdings, as the case may be, obtaining Knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that Lender has given any written notice with respect to a claimed Event of Default or Default, (ii) that any Person has given any written notice to Holdings, the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e), (iii) of any condition or event which has or is reasonably likely to materially and adversely affect the value of, or Lender's interest in, the Collateral, or (iv) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Company or Holdings, as the case may be, shall deliver to Lender an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action the Company or Holdings, as the case may be, has taken, is taking and proposes to take with respect thereto.

     7.03. Lawsuits. Promptly upon (and, in any event, within ten (10) Business Days of) the Company or Holdings, as the case may be, obtaining Knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation, any allegation of defective pricing, or any arbitration against or affecting Holdings, the Company or any of the Company's Subsidiaries or any Property of Holdings, the Company or any of the Company's Subsidiaries not previously disclosed pursuant to Section 6.01(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in Holdings' or the Company's reasonable judgment, Holdings, the Company or any of the

Company's Subsidiaries to liability in an amount aggregating $1,000,000 or more, or which could otherwise reasonably be expected to result in a Material Adverse Effect, Holdings or the Company, as the case may be, shall give written notice thereof to Lender and provide such other information as may be reasonably available to enable Lender and its counsel to evaluate such matters.

     7.04. Insurance. As soon as practicable and in any event within ninety (90) days after the Closing Date and ninety (90) days after the end of each Fiscal Year ending after the Closing Date, the Company shall deliver to Lender (i) a report in form and substance satisfactory to Lender outlining all material insurance coverage (including any self-insurance provided by Holdings and/or the Company but excluding health, medical, dental and life insurance (other than key man life insurance)) maintained as of the date of such report by Holdings, the Company and the Company's Subsidiaries and the duration of such coverage and
(ii) to the extent such insurance coverage is not provided by Holdings and/or the Company, an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid (except as otherwise agreed to by Lender). The foregoing shall not relieve the obligation of Holdings and each Borrower to provide Lender with evidence of the renewal of any policy of insurance prior to its expiration as such renewals take place from time to time.

     7.05. Borrowing Base Certificate. Concurrently with the delivery to the Revolving Credit Agent or the Senior Revolving Lenders, (a) the Company shall provide Lender with a Borrowing Base Certificate, together with such supporting documents as Lender requests (including weekly updated information concerning Receivables of the Borrowers) and (b) monthly Inventory reports of the Borrowers as of the last day of the preceding month, all certified as being true, accurate and complete by a Financial Officer of the Company.

     7.06. ERISA Notices. The Company shall deliver or cause to be delivered to Lender, at the Company's expense, the following information and notices as soon as reasonably possible, and in any event:

          (i) within ten (10) Business Days after the Company or any ERISA Affiliate Knows or reasonably should Know that a Termination Event has occurred, a written statement of a Financial Officer of the Company describing such Termination Event and the action, if any, which the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when Known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) within ten (10) Business Days after the Company or any ERISA Affiliate Knows or reasonably should Know that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred that would have a material adverse effect (financial or otherwise) on the

     Company or any ERISA Affiliate for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL, a statement of a Financial Officer of the Company describing such transaction and the action which the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

          (iii) within ten (10) Business Days after receipt by the Company of written request therefor from Lender, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

          (iv) within ten (10) Business Days after receipt by the Company of a written request therefor from Lender, copies of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan;

          (v) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and, if requested by Lender, all communications received by the Company or any ERISA Affiliate with respect to such request;

          (vi) within ten (10) Business Days upon the occurrence thereof, notification of any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which the Company or any ERISA Affiliate was not previously contributing;

          (vii) within ten (10) Business Days after receipt by the Company or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (viii) within ten (10) Business Days after receipt by the Company or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter; provided, that the Company or any ERISA Affiliate has reason to believe that the IRS erroneously sent such letter, then a copy of such letter need not be delivered to Lender if the IRS shall confirm in writing within such ten (10) day period that such letter is withdrawn, invalid or otherwise should be disregarded;

          (ix) within ten (10) Business Days after receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (x) within ten (10) Business Days after the Company or any

     ERISA Affiliate fails to make a required installment or any other required payment that would give rise to a Lien under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

          (xi) within ten (10) Business Days after the Company or any ERISA Affiliate Knows or reasonably should Know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and

          (xii) within ten (10) Business Days after receipt by the Company of a written notice from Lender, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by Lender in such notice.

     For purposes of this Section 7.06, the Company and any ERISA Affiliate shall be deemed to Know all facts Known by the administrator of any Plan of which the Company or any ERISA Affiliate is the plan sponsor.

     7.07. Environmental Notices.

          (a) The Company shall notify Lender in writing, promptly and in any event within 10 Business Days upon the Company's learning thereof, of any:

               (i) notice or claim by a Governmental Authority or any third party to the effect that Holdings, the Company or any of the Company's Subsidiaries is or may be liable to any Person, or is subject to an investigation by a Governmental Authority, relating to a material Release or threatened Release of any Contaminant into the environment, or any materially unsafe or unhealthy condition at any Property of Holdings, the Company or any of the Company's Subsidiaries;

               (ii) notice that any Property of Holdings, the Company or any of the Company's Subsidiaries is subject to an Environmental Lien;

               (iii) commencement or threat of any judicial or administrative proceeding alleging a material violation by Holdings, the Company or any of the Company's Subsidiaries of any Environmental, Health or Safety Requirement of Law;

               (iv) new and material changes to any existing Environmental, Health or Safety Requirement of Law that would or could reasonably be expected to have a Material Adverse Effect; or

               (v) any intent to execute an agreement, letter of intent or commitment to acquire stock, assets or real estate, or to lease property, or to take any other action by Holdings, the Company or any of the Company's Subsidiaries that would subject Holdings, the Company or any of the Company's Subsidiaries to environmental, health or safety Liabilities and Costs that would or could reasonably be expected to have a Material Adverse Effect.

          (b) The Company shall notify Lender in writing, promptly and in any event within ten (10) Business Days upon any filing or report made by Holdings, the Company or any of the Company's Subsidiaries with any Governmental Authority with respect to (i) the violation of any Environmental, Health or Safety Requirement of Law, (ii) any unpermitted Release or threatened Release of a Contaminant that is reportable under 40 C.F.R. 302 or (iii) any unsafe or unhealthful condition at any Property of Holdings, the Company or any of the Company's Subsidiaries that would or could reasonably be expected to have a Material Adverse Effect.

     7.08. Labor Matters. The Company shall notify Lender in writing, promptly after the Company has Knowledge thereof, of (i) any material labor dispute to which Holdings, the Company or any of the Company's Subsidiaries is or may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any material liability (arising pursuant to the Worker Adjustment and Retraining Notification Act or otherwise) incurred with respect to the closing of any plant or other facility of such Persons.

     7.09. Public Filings and Reports. Promptly upon the filing thereof with the Securities and Exchange Commission, the Company shall deliver to Lender copies of all filings or reports made in connection with outstanding Indebtedness and Capital Stock of Holdings or the Company.

     7.10. Notices Under Acquisition Agreement. Upon receipt thereof, Holdings shall cause a copy of every written notice or communication received by Holdings pursuant to the Acquisition Agreement to be promptly delivered to Lender.

     7.11 Other Information. Promptly upon receipt of a request therefor from Lender, the Company shall prepare and deliver to Lender such other information with respect to Holdings, the Company, any of the Company's Subsidiaries or the Collateral including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof and copies of each existing written agreement or arrangement set forth on Schedule 6.01-Y, as from time to time may be reasonably requested by Lender.

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

     Each of Holdings and the Borrowers covenants and agrees that so long as any amount is outstanding and thereafter until Payment In Full of all of the Obligations, unless Lender shall otherwise give prior written consent:

     8.01. Corporate Existence, Etc. Each of Holdings and the Company shall, and shall cause each of the Company's Subsidiaries to, at all times maintain its respective corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect their respective rights and franchises material to their respective businesses except where the failure to so maintain or preserve would not have or be reasonably likely to have a Material Adverse Effect.

     8.02. Corporate Powers; Conduct of Business, Etc. Each of Holdings and the Company shall, and shall cause each of the Company's Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have or be reasonably likely to have a Material Adverse Effect.

     8.03. Compliance with Laws, Etc. Each of Holdings and the Company shall, and shall cause each of the Company's Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property or operations of such Person, and (b) obtain as needed all Permits necessary for such Person's operations and maintain such Permits in good standing, except, in each case, where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

     8.04. Payment of Taxes and Claims; Tax Consolidation. Each of Holdings and the Company shall, and shall cause each of the Company's Subsidiaries to, pay
(a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or in respect of any of its franchises, business, income or Property before any penalty or interest for late payment (except as such penalty or interest relates to underpayment of estimated tax payments) accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any of Holdings', the Company's or such Subsidiary's Property (other than Property with a fair market value of less than $100,000), prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the preceding sentence, any Borrower shall have the right to contest in good faith the validity or amount of any such taxes or claims by proper proceedings timely instituted, and may permit the taxes or claims to be contested to remain unpaid during the period of such contest if (i) it diligently prosecutes such contest, (ii) it makes adequate provision in conformity with GAAP with respect to the contested items, and (iii) during the period of such contest, the enforcement and ability of any taxing authority to force payment of any contested item or to impose a Lien with respect thereto is effectively stayed. The Borrower shall promptly pay or cause to be paid any valid judgment enforcing any such taxes and cause the same to be satisfied of record.

     8.05. Insurance. The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain, in full force and effect the insurance policies and programs listed in the most recent report delivered to Lender pursuant to Section 7.04 or substantially similar policies and programs or other policies and programs as are reasonably acceptable to Lender. Each certificate and policy relating to Collateral damage and/or business interruption coverage shall contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender, and naming Lender as an additional insured under such policy (provided, however, that with respect to the Junior Collateral, such designation as loss payee and additional insured in favor of Lender shall be subject to the rights of the Senior Revolving Lenders in such Junior Collateral), and providing that no act, whether willful or negligent, or default of the Company, any of the Company's Subsidiaries or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each certificate and policy relating to general liability, umbrella and excess insurance coverages other than the foregoing shall contain an endorsement naming Lender as an additional insured under such policy (provided, however, that with respect to the Junior Collateral, such designation as loss payee and additional insured in favor of Lender shall be subject to the rights of the Senior Revolving Lenders in such Junior Collateral). Such endorsement or an independent instrument furnished to Lender shall provide that the insurance companies shall give Lender at least thirty (30) days' written notice before any such policy or policies of insurance shall be cancelled or altered materially adversely to the interests of Lender. In the event that the Company or any of its Subsidiaries, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times after the occurrence of an Event of Default (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable (subject, as to the Junior Collateral, to the right of the Revolving Credit Agent and the Senior Revolving Lenders to maintain such policies of insurance, pay such premiums, and take such other actions as the Revolving Credit Agent or the Senior Revolving Lenders deem advisable). Lender agrees to give the Company reasonable notice of any such payments made by it, but Lender's failure to do so shall not limit its rights under this section. All sums so disbursed by Lender shall constitute Protective Advances and be part of the Obligations, payable as provided herein. Lender's rights with respect to the proceeds of any insurance affecting the Junior Collateral shall be subject to the rights of the Senior Revolving Lenders, all as set forth in the Intercreditor Agreement.

     8.06. Inspection of Property; Books and Records; Discussions.

          (a) Holdings and the Company shall permit, and shall cause each of the Company's Subsidiaries to permit, any authorized representative(s) designated by Lender to visit and inspect any of the Properties of such Person or such Subsidiary, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Transaction Documents (including, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, in each case upon reasonable notice and at such times during normal business hours, as often as may be reasonably requested. All costs and expenses reasonably incurred by Lender as a result of such inspection, audit or examination conducted pursuant to this Section 8.06 shall be paid by the Company. It is presently anticipated that four (4) such inspections and audits will take place in each Fiscal Year, provided that this sentence shall in no way limit the right of Lender to conduct greater or fewer inspections during such time period.

          (b) Holdings and the Company shall keep and maintain, and shall cause its respective Subsidiaries to keep and maintain, in all material respects proper books of record and account in which entries consistent with past practices or otherwise in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Company, upon Lender's request, shall promptly turn over true, correct and complete copies of all such records to Lender or any of its representatives.

     8.07. [Intentionally omitted]

     8.08. ERISA Compliance. Holdings and the Company shall, and shall cause each of the Company's Subsidiaries and each of the ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans. Unless otherwise consented to by Lender, the Company shall exercise its discretion under Section
11.3 of the ESOP to require that the payment for company stock purchased upon the exercise of a put option be made with a Common Equity Note commencing within the 30-day period immediately following the date of exercise of the put option.

     8.09. Foreign Employee Benefit Plan Compliance. Holdings and the Company shall, and shall cause each of the Company's Subsidiaries and each of the ERISA Affiliates to establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

     8.10. Maintenance of Property. The Company shall, and shall cause each of its Subsidiaries to, cause all material Property used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any such Property if (i) such Property is permitted to be disposed of under Section 9.02 or (ii) such discontinuance is, in the judgment of the Company, necessary or appropriate in the conduct of its business or the business of any of its Subsidiaries and not disadvantageous to Lender.

     8.11. Further Assurances; Additional Collateral. Each of Holdings and the Borrowers shall execute and deliver, and cause its Subsidiaries to execute and deliver, within the time periods set forth with respect to such items on the Closing List, all agreements, documents and instruments designated as "post-closing items" on the Closing List. At any time and from time to time, promptly following Lender's written request and at the expense of the applicable Person, each of Holdings and the Borrowers agrees to duly execute and deliver, and agrees to cause its Subsidiaries to duly execute and deliver, any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable in order to perfect and protect any Lien granted or purported to be granted pursuant to the Loan Documents or to enable Lender, in accordance with the terms of the applicable Loan Documents, to exercise and enforce its rights and remedies under the Loan Documents with respect to such Collateral. In addition, each Borrower agrees to grant, and cause any of its Subsidiaries to grant, to Lender, a security interest in any additional property which, as of the Closing Date, does not constitute Collateral, provided, that the granting of such security interest would not be prohibited by other Contractual Obligations to which such Borrower or such Subsidiary is a party, or would not be prohibited by applicable law, and provided further, that such Subsidiary has granted to the Senior Revolving Lenders a security interest in such additional Property, it being understood and agreed that Lender shall not be entitled to obtain the foregoing security interest in, (a) any Property as to which the Senior Revolving Lenders are not granted a security interest (exclusive of the Houston Facility), (b) the stock of any Subsidiary which is organized outside the laws of the United States or any political subdivision thereof, or any Property owned by any such Subsidiary, wherever located, (c) any Property located outside the United States, or (d) any accounts payable to parties resident outside the United States.

     8.12. Landlord and Bailee Waivers. On or prior to the date which is 90 days following the Closing Date, the Company shall obtain and deliver to Lender Collateral Access Agreements (a) relating to the Lease which is located at the Company's headquarters in Norwalk, Connecticut (provided, however, that Lender shall only be entitled to such Collateral Access Agreement if a Collateral Access Agreement is obtained in favor of the Revolving Credit Agent or the Senior Revolving Lenders with respect to such facility), and (b) relating to each warehouse location listed on Schedule 6.01-V (with such exceptions thereto as agreed to by Lender). The Company shall use its best efforts to obtain and deliver to Lender Collateral Access Agreements (x) with respect to any Lease entered into after the Closing Date which relates to a location in which there is, or is reasonably expected to be, Inventory with a fair market value of $250,000 or more and (y) with respect to any warehouse location listed on Schedule 6.01-V that was not obtained on or prior to the Closing Date and any other warehouse location obtained after the Closing Date in which there is, or is reasonably expected to be, (i) for a period of 30 days or more during any twelve-month period, Inventory with a fair market value of $250,000 or more or (ii) at any time, Inventory with a fair market value of $1,000,000 or more.

     8.13. Environmental Compliance.

          (a) Holdings, the Company and the Company's Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, noncompliance with which reasonably could be expected to have a Material Adverse Effect.

          (b) Holdings, the Company and each of the Company's Subsidiaries shall obtain as needed all Permits necessary for their operations, and shall maintain such Permits in good standing, where the failure to obtain and maintain such Permits is reasonable likely to have a Material Adverse Effect.

                                   ARTICLE IX
                               NEGATIVE COVENANTS

     Each of Holdings and the Borrowers covenants and agrees that it shall comply with the following covenants so long as any amount is outstanding and thereafter until Payment In Full of all of the Obligations, unless (except as otherwise provided below) the Lender shall otherwise give prior written consent thereto:

     9.01. Indebtedness. None of Holdings, the Company or any of the Company's Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (a) the Obligations;

          (b) the Senior Revolving Obligations;

          (c) Permitted Existing Indebtedness and any extensions, renewals, refundings or replacements of such Indebtedness, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and, taken as a whole is on terms no less favorable to such Borrower or such Subsidiary than the terms of, such Indebtedness so extended, renewed, refunded or replaced;

          (d) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 8.04;

          (e) Indebtedness constituting Accommodation Obligations permitted by
     Section 9.05;

          (f) Indebtedness under appeal bonds in connection with judgments which do not result in an Event of Default or Default or any other breach hereunder;

          (g) to the extent permitted by Article X and in any event in an aggregate amount not to exceed $3,000,000 at any time, Capital Leases and purchase money Indebtedness incurred by the Borrowers to finance the acquisition of fixed assets, and Indebtedness incurred by the Borrowers to refinance such Capital Leases and purchase money Indebtedness;

          (h) Indebtedness incurred pursuant to the Permitted Receivables Transaction Documents;

          (i) Permitted Subordinated Indebtedness;

          (j) Indebtedness arising from intercompany loans (A) from any Borrower to any other Borrower; provided that such loans shall be evidenced by promissory notes substantially in the form of Exhibit V and shall be pledged to Lender as additional Collateral, (B) from any Subsidiary of the Company (other than Borrowers) to a Borrower, (C) from Holdings to any Borrower, (D) from any Borrower to any Subsidiary of the Company (other than Borrowers) in a principal amount, together with any Investments made after the Closing Date in such Subsidiaries and Finsub and other Subsidiaries permitted to be created or capitalized after the Closing Date under Section 9.07(b), in any Fiscal Year not to exceed the Subsidiary Investment Basket for such Fiscal Year and (E) in addition to any loans made to such Person under clause (D) above, from Pegasus to Pegasus Polymers Asia Ltd. ("PPAL") in an amount at any time outstanding not to exceed the sum of (1) $2,000,000 plus the amount of dividends received by Pegasus from PPAL after the Closing Date; provided, that no loans permitted by clauses (D) or (E) shall be made if an Event of Default or Default has occurred and is continuing;

          (k) Indebtedness arising pursuant to Interest Rate Contracts reasonably acceptable to Lender having aggregate Interest Rate Contract Exposure for all Borrowers in an amount not to exceed an amount equal to (x) $5,000,000 minus (y) the aggregate Currency Agreement Exposure for all Borrowers at such time;

          (l) Indebtedness arising pursuant to Currency Agreements entered into in the ordinary course of business or otherwise reasonably acceptable to Lender having aggregate Currency Agreement Exposure for all Borrowers in an amount not to exceed an amount equal to (x) $5,000,000 minus (y) the aggregate Interest Rate Contract Exposure for all Borrowers at such time; and

          (m) Indebtedness of Holdings in respect of the Common Equity Notes.

     9.02. Sales of Assets. None of Holdings, the Company or any of the Company's Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, to the extent such Property constitutes Senior Collateral, without Lender's prior written consent. With respect to any Property other than Property constituting Senior Collateral, none of Holdings, the Company or any of the Company's Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any such Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

          (a) the sale of Property (other than General Intangibles) in the ordinary course of business (including sales of such Property between the Borrowers and their Subsidiaries);

          (b) the sale of Receivables pursuant to the Permitted Receivables Transaction Documents;

          (c) sales of assets outside of the ordinary course of business not in excess of $1,000,000 in any Fiscal Year; provided, however, (A) sales of Collateral permitted pursuant to this clause shall be for cash or on customary payment terms and (B) sales of other assets permitted pursuant to this clause may be for cash, on customary payment terms or for promissory notes, provided, that all cash shall be applied to the obligations of the Borrower whose Collateral is being sold, and all promissory notes shall be pledged to the Revolving Credit Agent as additional collateral;

          (d) sales of Receivables in the ordinary course of business made (A) between Borrowers or (B) from Subsidiaries of the Company to a Borrower, provided, that all actions under the Uniform Commercial Code and other applicable Requirements of Law required to perfect the purchaser's interest in such Receivables shall have been taken;

          (e) assignments and licenses of intellectual property of the Company in the ordinary course of business;

          (f) subleases of leases or leases of owned Real Property (other than the Houston Facility), to the extent such leases and subleases have anticipated annual rentals of less than $1,000,000 each;

          (g) sales of Receivables backed by foreign letters of credit of not more than $3,500,000 in any Fiscal Year (or such larger amount as Lender may approve in its sole discretion);

          (h) sales of Capital Stock of Subsidiaries of the Company permitted by
     Section 9.13; and

          (i) additional dispositions which may be approved by the Revolving Credit Agent in its sole discretion and which result in Net Cash Proceeds of not more than $2,500,000 in the aggregate and which are applied to pay the Senior Revolving Obligations.

     9.03. Liens. None of Holdings, the Company or any of the Company's Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

          (a) Liens created by the Loan Documents and the Senior Revolving Loan Documents;

          (b) Permitted Existing Liens;

          (c) Customary Permitted Liens;

          (d) purchase money Liens granted by a Borrower (including the interest of a lessor under a Capital Lease) and Liens to which any Property is subject at the time of the Company's acquisition thereof) securing Indebtedness permitted under Sections 9.01(g) and limited in each case to the property purchased or subject to such lease;

          (e) any attachment or judgment Lien the existence of which does not constitute an Event of Default under Section 11.01(h);

          (f) Liens filed to perfect the transfers of Receivables pursuant to the Permitted Receivables Transaction Documents or otherwise to evidence the transactions contemplated thereunder;

          (g) to the extent Indebtedness secured thereby is permitted to be extended, renewed, replaced or refinanced pursuant to Section 9.01 (b), a future Lien upon any Property which is subject to a Lien described in clauses (b) or (d) above, if such future Lien attaches only to the same Property, secures only such permitted extensions, renewals, replacements or refinancings and is of like quality, character and extent; and

          (h) certain statutory and contractual rights of retention on the Inventory of the Company or any of its Subsidiaries located outside of the United States and Canada.

     9.04. Investments. None of Holdings, the Company or any of the Company's Subsidiaries shall directly or indirectly make or own any Investment except:

          (a) Investments in cash and Cash Equivalents;

          (b) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

          (c) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (d) Investments by Holdings and the Borrowers on the Closing Date in the Capital Stock of their Subsidiaries and additional Investments made after the Closing Date in such Subsidiaries and Finsub and other Subsidiaries permitted to be created or acquired after the Closing Date under Section 9.07;

          (e) Investments in loans to employees made in the ordinary course of business (but excluding any such loans the proceeds of which are intended to be used to purchase Capital Stock); and

          (f) Investments constituting Indebtedness permitted by Section 9.01, Accommodation Obligations permitted by Section 9.05, or Capital Expenditures permitted by Section 10.03.

     9.05. Accommodation Obligations. None of Holdings, the Company or any of the Company's Subsidiaries shall directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

          (a) Permitted Existing Accommodation Obligations;

          (b) Accommodation Obligations arising under the Loan

     Documents;

          (c) obligations, warranties and indemnities which have been or are undertaken or made in the ordinary course of business, in connection with the Transaction Documents or in connection with any sale of assets permitted under Section 9.02;

          (d) (A) Accommodation Obligations of any Subsidiary of Holdings in respect of obligations of a Borrower or a Subsidiary Guarantor and (B) Accommodation Obligations of any Subsidiary of Holdings in respect of obligations of any other Subsidiary of Holdings (other than the Borrowers or the Subsidiary Guarantors) but only if the aggregate amount of such Accommodation Obligations does not exceed $17,500,000 at any time outstanding; and

          (e) Accommodation Obligations of the Company and Finsub pursuant to the Permitted Receivables Transaction Documents; and

          (f) Accommodation Obligations in respect of Indebtedness permitted under Section 9.01 or constituting a Lien permitted under Section 9.03 or an Investment permitted under Section 9.04.

     9.06. Restricted Junior Payments. None of Holdings, the Company or any of the Company's Subsidiaries shall declare or make any Restricted Junior Payment, except:

          (a) regularly scheduled cash dividends by Holdings on the Preferred Stock in an aggregate amount not to exceed $1,200,000 in any Fiscal Year; provided that in the event such dividends actually paid in any Fiscal Year are less than the maximum permitted to be paid during such Fiscal Year, the unpaid amount for such Fiscal Year may be carried over to the next succeeding Fiscal Year;

          (b) regularly scheduled payments of principal and interest by Holdings on the Indebtedness evidenced by the Common Equity Notes issued to the holders of Common Stock either (i) pursuant to the Shareholders' Agreement or (ii) pursuant to the ESOP;

          (c) cash dividends on the Capital Stock of the Company to Holdings paid and declared on or prior to the Closing Date to fund the transactions contemplated by the Acquisition Documents;

          (d) cash dividends on the Capital Stock of the Company to Holdings paid and declared in any Fiscal Year (A) to fund the payment of taxes and ordinary operating expenses of Holdings, (B) to fund the payment of Transaction

     Costs of Holdings not in excess of $6,000,000 in the aggregate and (C) to fund payments permitted to be made by Holdings pursuant to clauses (a), (b) and (g) of this Section 9.06;

          (e) cash dividends paid solely to a Borrower by any of such Borrower's Subsidiaries;

          (f) regularly scheduled payments of interest and principal on the Permitted Subordinated Indebtedness but only to the extent permitted to be paid pursuant to the terms of such Permitted Subordinated Indebtedness; and

          (g) after the first anniversary of the Closing Date, payments made by Holdings in respect of (A) redemptions of the Preferred Stock, (B) repurchases of the Nonvoting Common Stock (but only to the extent such Nonvoting Common Stock is subject to a put or call pursuant to the Nonvoting Common Stock Purchase Agreement), (C) repurchases of other Capital Stock of Holdings put to (or, in the case of Capital Stock subject to the Shareholders' Agreement and held by former employees of Holdings, the Borrowers or any Subsidiary Guarantor, called by) Holdings pursuant to the terms of the Shareholders' Agreement or the ESOP and principal prepayments of any Common Equity Notes; provided, however, that the Restricted Junior Payments described in clauses (a), (b)(i), (d) and (g) above shall not be permitted if either (A) a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Junior Payment is prohibited under the terms of any Indebtedness or Capital Stock of Holdings, the Company or any of the Company's Subsidiaries; and provided, further, that cash redemptions permitted under clause (g) above shall be limited to the excess, if any, of the average aggregate Revolving Credit Availability under all Credit Facilities (plus, after the inception of the Permitted Receivables Financing Program, the average liquidity available to the Borrowers under the Permitted Receivables Financing Program) during the thirty days immediately preceding the date set for such payment over $15,000,000.

     9.07. Conduct of Business; Subsidiaries; Acquisitions.

          (a) Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are substantially similar, related or incidental thereto. Holdings shall engage in no business or activity other than acting as the parent of the Company and owning all of the issued and outstanding shares of the common stock of the Company and activities reasonably related thereto or as otherwise permitted by the Loan Documents. The Subsidiaries of the Company (other than Borrowers) conducting business in Europe shall not engage in any business or activity other than acting as the agent for Pegasus pursuant to the terms of an agency agreement between Pegasus and such Subsidiary, in form and substance reasonably satisfactory to the Senior Revolving Lenders.

          (b) Neither Holdings nor the Company shall create, capitalize or acquire any Subsidiary after the date hereof; provided, however, the Company may capitalize Finsub in accordance with the Permitted Receivables Transaction Documents and may capitalize the Subsidiaries proposed to be created on Schedule 6.01-C for the purposes set forth on such schedule in an aggregate amount during any Fiscal Year, together with the initial principal amount of all intercompany loans permitted to be made in such Fiscal Year pursuant to Section 9.01(j), not to exceed the amounts permitted by Sections 9.01(j)(D) and 9.01(j)(E) for such Fiscal Year.

          (c) No Borrower shall enter into any transaction or series of transactions (other than the transactions contemplated in the Acquisition Documents) in which it acquires all or any significant portion of the Capital Stock or assets of another Person; provided, however, with the consent of Lender and so long as no Event of Default has occurred and is continuing, the Borrowers may acquire the assets or Capital Stock of Persons having a fair market value (as determined by the Company's board of directors), net of any liabilities assumed by such Borrower in such acquisition (determined in accordance with GAAP) in the aggregate for all such acquisitions after the Closing Date of not greater than $2,000,000.

     9.08. Transactions with Shareholders and Affiliates. Except for the consummation of the transactions contemplated in the Transaction Documents, none of Holdings, the Company or any of the Company's Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or the Company which is not its Subsidiary, on terms that are less favorable to Holdings, the Company or any such Subsidiary, as applicable, than those that could be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate other than transactions with such Affiliates who are officers, directors, or members of the leadership committee of Holdings, the Company or a Subsidiary of the Company which (a) are approved by the board of directors of Holdings, the Company or such Subsidiary, as applicable, or (b) are in the ordinary course of business of Holdings, the Company or such Subsidiary, as applicable.

     9.09. Restriction on Fundamental Changes. None of Holdings, the Company or any of the Company's Subsidiaries shall (a) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), except for a merger of a Borrower into another Borrower, provided that the documents governing such merger are satisfactory to Lender and a merger of a Wholly Owned Subsidiary (other than a Borrower) into the Company (with the Company as the surviving corporation) or another Wholly Owned Subsidiary or the dissolution of a Subsidiary of the Company that is not a party to any Loan Document and the Capital Stock of which is not pledged in full or in part to Lender, or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of Holdings, the Company's or any such Subsidiary's business or Property, whether now or hereafter acquired, except transactions permitted under Section 9.02 or (b) enter into any partnership or joint venture (other than (x) profit sharing arrangements with suppliers that are not conducted through a corporation or partnership established for such purpose and (y) partnerships or joint ventures which are at least 51% owned by a Borrower and which do not constitute consolidated Subsidiaries of Holdings).

     9.10. Sales and Leasebacks; Operating Leases.

          (a) None of Holdings, the Company or any of the Company's Subsidiaries shall enter into any Sale and Leaseback Transaction except to the extent otherwise permitted by Article X and in an aggregate amount not to exceed the amount specified in Section 9.01(g).

          (b) None of Holdings, the Company or any of the Company's Subsidiaries shall become liable in any way, whether directly or by assignment or by Accommodation Obligation, for the obligations of a lessee under any Operating Lease unless, immediately after giving effect to the incurrence of liability with respect to such Operating Lease, the aggregate amount of all rents paid or accrued under all Operating Leases of Holdings, the Company and the Company's Subsidiaries (determined in conformity with GAAP) shall not exceed $4,000,000 in any Fiscal Year.

     9.11. Margin Regulations; Securities Laws. None of Holdings, the Company or any of the Company's Subsidiaries, shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.

     9.12. ERISA and Certain Employment Matters. The Company shall not:

          (a) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL or with respect to which the aggregate liability of the Company and its ERISA Affiliates arising from such transaction is greater than $1,000,000;

          (b) permit to exist any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

          (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in a material liability of Company or any ERISA Affiliate under Title IV of ERISA;

          (e) fail to make any contribution or payment to any Multiemployer Plan which Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required that would give rise to a Lien under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

          (g) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under
     Section 401(a)(29) of the Internal Revenue Code;

          (h) permit any unfunded liabilities with respect to any Foreign Pension Plan other than as permitted under local law; or

          (i) fail, or permit any Subsidiary or ERISA Affiliate to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment.

     9.13. Issuance or Sale of Capital Stock. Other than pursuant to the Registration Statement, the Retirement Plan, the ESOP, the Shareholders' Agreement and the Nonvoting Common Stock Purchase Agreement, none of the Company or any of the Company's Subsidiaries shall (i) issue any Capital Stock, except, in the case of the Company, the Capital Stock of the Company issued to Holdings on or prior to the Closing Date and, in the case of Company's Subsidiaries, the Capital Stock of any such Subsidiary to the extent the creation thereof is permitted pursuant to Sections 9.04 and 9.07, (ii) grant any rights (either preemptive or other) to subscribe for or to purchase, or any option for the purchase of, its Capital Stock or (iii) create calls, commitments, or claims of any character relating to any of its Capital Stock. The Company shall not sell or otherwise dispose of, or permit the sale or disposition of, any shares of Capital Stock of any of its Subsidiaries, except (x) as required by applicable law for the qualification of directors or to satisfy minimum shareholder requirements and (y) for the Capital Stock of Subsidiaries of the Company that are not party to any Loan Document and the Capital Stock of which is not pledged in full or in part to Lender.

     9.14. Constituent Documents. None of Holdings, the Company or any of the Company's Subsidiaries shall materially amend, modify or otherwise change any of the terms or provisions in any of their respective Constituent Documents as in effect on the Closing Date, except that Holdings, the Company or any such Subsidiary may change its name, provided that any change of name of Holdings, the Company or any Subsidiary party to the Subsidiary Junior Security Agreements shall be made in accordance with the Holdings Security Agreement, the Borrower Junior Security Agreements and the Subsidiary Junior Security Agreements, respectively.

     9.15. Fiscal Year. None of Holdings, the Company or any of the Company's Subsidiaries shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

     9.16. Cancellation of Debt; Prepayment; Certain Amendments. Neither Holdings, nor the Company, nor any of the Company's Subsidiaries shall (i) cancel any material claim or debt or amend or modify the terms thereof, except in the ordinary course of its business or pursuant to the exercise of reasonable business judgment or (ii) except for regularly scheduled payments as expressly permitted pursuant to the terms of the Loan Documents, prepay, redeem, purchase, repurchase, defease or retire any long-term Indebtedness (other than the Senior Revolving Obligations); or (iii) terminate, amend, supplement or otherwise modify the terms of (A) the Acquisition Documents (other than the Common Equity Notes) in any respect that is materially adverse to the Lender or (B) the Senior Revolving Loan Documents, the Common Equity Notes, the Permitted Receivables Transaction Documents or any documents evidencing the Permitted Subordinated Indebtedness in any respect that is adverse to the Lender.

     9.17. Environmental Matters. Neither Holdings, nor the Company, nor any of Company's Subsidiaries shall become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any Environmental, Health and Safety Requirements of Law. The Company shall not approve the "Phase II Report" (as defined in the Acquisition Agreement) with respect to the issue of "Potentially Remediable On-Site Conditions" (as defined in the Acquisition Agreement), pursuant to the approval right provided to the Company in the Second Amendment to Stock Purchase Agreement, without Lender's prior written consent, which consent shall not unreasonably be withheld.

     9.18. [Intentionally omitted.]

     9.19. [Intentionally omitted.]

     9.20. No New Restrictions on Subsidiary Dividends. Except to the extent that any such agreement may be contained in the Loan Documents or the Permitted Receivables Transaction Documents, neither Holdings nor the Company will agree, or permit any of the Company's Subsidiaries to agree, to create or otherwise permit to exist any consensual encumbrance or restriction of any kind on the ability of any of the Company's Subsidiaries to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owing to, the Company.

                                    ARTICLE X
                               FINANCIAL COVENANTS

     Each of Holdings and the Borrowers covenants and agrees that so long as any amount is outstanding and thereafter until Payment In Full of all of the Obligations, unless Lender shall otherwise give prior written consent thereto:

     10.01. Minimum Consolidated Tangible Net Worth. Holdings and its Subsidiaries shall maintain a Consolidated Tangible Net Worth at all times (i) with respect to the first fiscal quarter of 1996, from the Closing Date until the day preceding the last day of such fiscal quarter and (ii) with respect to each fiscal quarter in each Fiscal Year set forth below thereafter, in each case from the last day of the fiscal quarter preceding such fiscal quarter to the day preceding the last day of such fiscal quarter of not be less than the minimum amount set forth opposite such fiscal quarter:

                    Period                               Minimum Amount
                    ------                               --------------

          First fiscal quarter of 1996                     $18,000,000
          Second fiscal quarter of 1996                     19,000,000
          Third fiscal quarter of 1996                      20,500,000
          Fourth fiscal quarter of 1996                     22,000,000
          First fiscal quarter of 1997                      23,125,000
          Second fiscal quarter of 1997                     24,250,000
          Third fiscal quarter of 1997                      25,375,000
          Fourth fiscal quarter of 1997                     26,500,000
          First fiscal quarter of 1998                      27,750,000
          Second fiscal quarter of 1998                     29,000,000
          Third fiscal quarter of 1998                      30,250,000
          Fourth fiscal quarter of 1998                     31,500,000
          First fiscal quarter of 1999                      33,125,000
          Second fiscal quarter of 1999                     34,750,000
          Third fiscal quarter of 1999                      36,375,000
          Fourth fiscal quarter of 1999                     38,000,000

     10.02. Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio on a consolidated basis, as determined as of the last day of each fiscal quarter set forth below for the four fiscal quarter period ending on such date (or if the period from the Closing Date to such last day is less than four full fiscal quarters, such shorter period), shall not be less than the minimum ratio set forth opposite such fiscal quarter:

               Fiscal Quarter                              Minimum Ratio
               --------------                              -------------

          Second fiscal quarter of 1996                      1.00 to 1
          Third fiscal quarter of 1996                       1.00 to 1
          Fourth fiscal quarter of 1996                      1.00 to 1
          First fiscal quarter of 1997                       1.05 to 1
          Second fiscal quarter of 1997                      1.10 to 1
          Third fiscal quarter of 1997                       1.10 to 1
          Fourth fiscal quarter of 1997                      1.20 to 1
          First fiscal quarter of 1998                       1.20 to 1
          Second fiscal quarter of 1998                      1.25 to 1
          Third fiscal quarter of 1998                       1.25 to 1
          Fourth fiscal quarter of 1998 and
          each fiscal quarter thereafter                     1.30 to 1

     10.03. Maximum Capital Expenditures. Capital Expenditures made or incurred by the Company and its Subsidiaries on a consolidated basis during any Fiscal Year shall not exceed $1,750,000; provided, that in the event Capital Expenditures in any Fiscal Year are less than the maximum specified above for such Fiscal Year, the unspent amount for such Fiscal Year may be carried over to the next succeeding Fiscal Year (such carry-over amount being available only for use in such succeeding Fiscal Year and being treated as the last amount spent in such succeeding Fiscal Year, in each case for purposes of applying this proviso to such Fiscal Year).

                                   ARTICLE XI
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default hereunder:

          (a) Failure to Make Payments When Due. Any Borrower shall fail to pay
     (i) when due any principal or interest on the Loan or any other fees payable hereunder or (ii) any other Obligation, and if such non-payment relates to Obligations other than interest, principal or fees, such non-payment continues for a period of five (5) Business Days after the due date thereof.

          (b) Breach of Certain Covenants. Holdings or any Borrower shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (i) Section 7.02, 7.03, 8.01, 8.02 or 8.05

     (solely with respect to the failure to pay insurance premiums which has the effect of terminating any insurance policy required to be maintained pursuant to such section), or (ii) Article IX or Article X.

          (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Holdings, the Company or any of the Company's Subsidiaries to Lender herein or in any other Loan Document or in any certificate at any time given by any such Person pursuant to any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

          (d) Other Defaults. Holdings or any Borrower shall default in the performance of or compliance with any term contained herein (other than as covered by paragraphs (a), (b) or (c) of this Section 11.01), or Holdings, the Company or any of the Company's Subsidiaries shall default in the performance of or compliance with any term contained in any other Loan Document, and such default shall continue for (i) five (5) Business Days after the occurrence thereof with any respect to any term contained in
     Section 8.06; (ii) ten (10) Business Days after the occurrence thereof with respect to any term contained in Section 7.01; and (iii) thirty (30) days after the occurrence thereof with respect to any other term.

          (e) Acceleration as to Other Indebtedness; Operating Leases. Any Indebtedness of Holdings, the Company or any of the Company's Subsidiaries in excess of $1,000,000 shall be declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Holdings, the Company or any of the Company's Subsidiaries (other than by a regularly scheduled required prepayment, mandatory redemption or required repurchase) prior to the stated maturity thereof; or any breach, default or event of default remaining uncured for a period of sixty (60) days on the part of Holdings, the Company or any of the Company's Subsidiaries shall occur under any Operating Lease to which the Company or any of its Subsidiaries is a party involving Property located at the Houston Facility pursuant to which rental payments thereunder equal or exceed $1,000,000 per annum; or any event shall have occurred and be continuing which constitutes an "Event of Termination" under and as defined in the Permitted Receivables Transaction Documents, or which could otherwise cause the early termination of the Permitted Receivables Financing Program.

          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

               (i) An involuntary case, proceeding or other action shall be commenced against Holdings, the Company or any of its Subsidiaries (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, receiver-manager, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets which case, proceeding or other action results in entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for period of sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, the Company or any of the Company's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

               (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Company or any of the Company's Subsidiaries or over all or a substantial part of the Property of Holdings, the Company or any of the Company's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Holdings, the Company or any of the Company's Subsidiaries or of all or a substantial part of the property of Holdings, the Company or any of the Company's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of Holdings, the Company or any of the Company's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings, the Company or any of the Company's Subsidiaries shall (i) commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, receiver-manager, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets or
     (ii) shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or (iii) shall consent to the appointment of or taking possession by a receiver, receiver-manager, liquidator, sequestrator, trustee or other custodian or other officer for all or a substantial part of its property; (iv) or Holdings, the Company or any of the Company's Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make any general assignment for the benefit of creditors or (v) the Borrower shall take any other action to authorize any of the actions set forth in this paragraph (g).

          (h) Judgments. Holdings, the Company or any of the Company's Subsidiaries shall permit any judgments or orders against any of them or any of their respective assets for the payment of money in excess of $1,000,000 in the aggregate at any one time in excess of any available insurance proceeds to remain undischarged during a period of forty-five
     (45) consecutive days unless during such period such judgments or orders shall be effectively stayed, vacated or discharged on appeal or otherwise.

          (i) Dissolution. Any order, judgment or decree shall be entered against Holdings, the Company or any of the Company's Subsidiaries, decreeing its involuntary dissolution or other similar proceeding, and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Holdings, the Company or any of the Company's Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted hereby.

          (j) Loan Documents; Failure of Security. At any time, for any reason,
     (i) any Loan Document ceases to be in full force and effect (except in accordance with its terms) or Holdings, the Company or any of the Company's Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or Holdings, the Company or any such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of Lender contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect (except to the extent that Lender has agreed that its Lien on the Junior Collateral shall remain unperfected until the occurrence of a Triggering Event), or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

          (k) Termination Event. Any Termination Event occurs which Lender reasonably believes could subject either the Company or any ERISA Affiliate to a liability in excess of $1,000,000.

          (l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Lender believes the substantial business hardship upon which the application for the waiver is based could subject either Holdings, the Company or any ERISA Affiliate to a material liability.

          (m) Material Adverse Change. An event shall exist or occur which has a Material Adverse Effect.

          (n) Intercreditor Agreement. Any of the parties to the Intercreditor Agreement (other than Lender) shall fail to perform any material covenant or material obligation binding on such party or the Intercreditor Agreement shall cease to be in full force and effect.

          (o) Change of Control. A Change of Control shall have occurred.

     An Event of Default shall be deemed "continuing" until cured or waived in accordance with Section 13.07.

     11.02. Rights and Remedies.

          (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f) or 11.01(g), the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers; and upon the occurrence and during the continuance of any other Event of Default, and subject to the provisions of the Intercreditor Agreement, Lender may, by written notice to the Company, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers.

          (b) Rescission. If at any time after acceleration of the maturity of the Loan, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loan which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loan due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 13.07, then upon written consent of Lender and written notice to the Company, the consequences of such acceleration may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.

          (d) Enforcement. The Borrowers acknowledge that in the event Holdings, the Company or any of the Company's Subsidiaries fails to perform, observe or discharge any of its respective obligations or liabilities hereunder or under any other Loan Document, any remedy of law may prove to be inadequate relief to Lender; therefore, each Borrower agrees that Lender shall be entitled after the occurrence and during the continuance of an Event of Default to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          (e) Protective Advances. Lender may from time to time, after the occurrence and during the continuance of an Event of Default, make such disbursements and advances to or for the account of any Borrower pursuant to the Loan Documents which Lender, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof (provided, that other than with respect to the payment of insurance premiums and taxes affecting the Senior Collateral, such payments shall not exceed $50,000 in the aggregate) or, to the extent such advance is consented to by such Borrower, to enhance the likelihood or maximize the amount of repayment of the Loan and other Obligations ("Protective Advances"). Lender shall notify the Company in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The Borrowers jointly and severally agree to pay Lender, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the Default Rate from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations secured by the Collateral until paid in full by the applicable Borrower(s).

                                   ARTICLE XII
                                   [RESERVED]

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.01. (a) Assignment. No assignment of Lender's rights or obligations hereunder shall be made without the prior consent of the Revolving Credit Agent and the Company, which consent shall not unreasonably be withheld. Any such assignment shall be on terms reasonably acceptable to Lender, the Revolving Credit Agent, and the Company.

          (b) Participations. Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of the Loan hereunder; provided, however, that (i) Lender's obligations hereunder shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii)

     Holdings and the Borrowers shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder and
     (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Subsidiaries or Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) reduction of the principal of, or rate or amount of interest on the Loan subject to such participation (other than by the payment or prepayment thereof), (B) postponement of any scheduled date for any payment of principal of, or interest on, the Loan subject to such participation (except with respect to any modifications of the applicable provisions relating to the prepayments of Loan and other Obligations) and (C) release of any guarantor of the Obligations or all or any substantial portion of the Collateral. No holder of a participation in all or any part of the Loan shall be a "Lender" or a "Holder" for any purposes hereunder by reason of such participation; provided, however, that each holder of a participation shall have the rights and obligations of a Lender (including any right to receive payment) under Sections 13.02 and 13.05; provided, however, that all requests for any payments pursuant to such Sections shall be made by a participant through the Lender granting such participation. The right of each holder of a participation to receive payment under Sections 13.02 and 13.05 shall be limited to the lesser of (i) the amounts actually incurred by such holder for which payment is provided under said Sections and (ii) the amounts that would have been payable under said Sections by the Borrowers to the Lender granting the participation in respect of the participated interest to such holder had such participation not been granted.

                  (i) Payment to Participants. Anything herein to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

     13.02. Expenses.

          (a) Generally. The Borrowers jointly and severally agree upon demand to pay, or reimburse Lender for, all of Lender's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Lender's counsel, Gammage & Burnham, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and Lenders), incurred by Lender in connection with
     (A) Lender's audit and investigation of the Company and the Company's Subsidiaries in connection with the preparation, negotiation, and execution of the Loan Documents and Lender's periodic audits of the Company or the Company's Subsidiaries; (B) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loan hereunder; (C) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (D) the ongoing administration hereof and of the Loan, including consultation with attorneys in connection therewith and with respect to Lender's rights and responsibilities hereunder and under the other Loan Documents; (E) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (F) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, Holdings, the Company, any of the Company's Subsidiaries, this Agreement or any of the other Loan Documents; (G) the response to, and preparation for, any subpoena or request for document production with which Lender is served or deposition or other proceeding in which Lender is called to testify, in each case, relating in any way to the Obligations, the Property, Holdings, the Company, any of the Company's Subsidiaries, this Agreement or any of the other Loan Documents; and (H) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

          (b) After Default. The Borrowers further jointly and severally agree to pay or reimburse Lender, within five (5) Business Days after such Person's informing such Borrower(s) thereof in writing accompanied by a copy of a related invoice or similar statement in reasonable detail and reasonably detailed supporting information with respect thereto, for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by Lender (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of any Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, Holdings, the Company or any of the Company's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

     13.03. Indemnity. The Borrowers further jointly and severally agree to defend, protect, indemnify, and hold harmless Lender and its Affiliates, and Lender's and its Affiliate's respective officers, directors, employees, attorneys and Lenders (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of or in connection with (a) this Agreement, the other Loan Documents, any of the other Transaction Documents or any act, event or transaction related or attendant thereto, whether or not such Indemnitee is a party thereto and whether or not such transactions are consummated, the making of the Loan hereunder, the management of the Loan, the use or intended use of the proceeds of the Loan, or
(b) any Liabilities and Costs under Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of Holdings, the Company, the Company's Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of Holdings, the Company or the Company's Subsidiaries, the presence of asbestos-containing materials or suspected asbestos-containing materials at any respective Property of Holdings, the Company or such Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters"); provided, however, the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters resulting from the willful misconduct or gross negligence of such Indemnitee, as determined in a judgment by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

     13.04. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in the definition of "GAAP" contained in Section 1.01 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Company with the agreement of its independent certified public accountants and such change results in a change in the method of calculation of any of the covenants, standards or terms found in Article IX and
Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Company shall be the same after such change as if such change had not been made; provided, however, no change in

GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Lender and the Company, so to reflect such change in accounting principles.

     13.05. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized by each Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to combine accounts or to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by Lender, to or for the credit or the account of such Borrower against and on account of the Obligations of any Borrowers to Lender, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection herewith, irrespective of whether or not (i) Lender shall have made any demand hereunder or (ii) Lender shall have declared the principal of and interest on the Loan and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Lender shall give the Company notice of any action taken pursuant to this Section 13.05 promptly upon the occurrence thereof provided that any failure to do so shall not limit any right of Lender to take such action.

     13.06 [Intentionally omitted.]

     13.07 Amendments and Waivers. Unless otherwise provided herein, no amendment or modification of any provision hereof shall be effective without the written agreement of Lender and the Company, and no termination or waiver of any provision hereof, or consent to any departure by the Borrowers therefrom, shall be effective without the written concurrence of Lender, which Lender shall have the right to grant or withhold in its sole discretion. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

     13.08. Notices.

          (a) Unless otherwise specifically provided herein, any notice, consent or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by courier service or the United States mails and shall be deemed to have been given
     (i) ten (10) days following deposit in the United States mails, with proper postage prepaid, (ii) upon delivery thereof to a reputable overnight courier service, with delivery charges prepaid, (iii) when delivered in person or (iv) upon confirmation of receipt of a telecopy. Notices to Lender pursuant to Article II, III or IV shall not be effective until received by Lender. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.08) shall be as set forth below each party's name on the signature pages hereof or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties hereto.

          (b) The Borrowers jointly and severally agree to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any action taken or omitted by such Indemnitee in good faith in reliance on any notice or other written communication in the form of a telecopy or facsimile purporting to be from a Borrower or Holdings; provided that no Borrower shall have any obligation under this Section 13.08(b) to an Indemnitee with respect to any indemnified matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction.

     13.09. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrowers and Holdings in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery hereof and of the other Loan Documents, the making and repayment of the Loan, and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when Lender may have come into possession or control of any of Holdings', the Company's or the Company's Subsidiaries' Property.

     13.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

     13.11. Marshalling; Payments Set Aside. Lender shall not be under any obligation to marshall any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that a Borrower makes a payment or payments to Lender, or if Lender receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     13.12. Severability. In case any provision in or obligation hereunder or under the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     13.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof or be given any substantive effect.

     13.14. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

     13.15. [Intentionally Omitted]

     13.16. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lender. The rights hereunder and the interest herein of the Borrowers may not be assigned without the written consent of Lender. Any attempted assignment without such written consent shall be void.

     13.17. Certain Consents and Waivers.

          (a)  Personal Jurisdiction.

               (i) EACH OF LENDER, HOLDINGS AND THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN

          CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF HOLDINGS AND THE BORROWERS IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS PROCESS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF LENDER, HOLDINGS AND THE BORROWERS AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF HOLDINGS AND THE BORROWERS WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

               (ii) EACH OF HOLDINGS AND THE BORROWERS AGREES THAT LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH PERSON OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER. EACH OF HOLDINGS AND THE BORROWERS WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

          (b) Service of Process. EACH OF HOLDINGS AND THE BORROWERS IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE

     PREPAID, TO THE PROCESS AGENT OR THE RELEVANT BORROWER'S AND/OR HOLDINGS' NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 13.08, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWERS IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST HOLDINGS AND/OR ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c) Waiver of Jury Trial. EACH OF LENDER, HOLDINGS AND THE BORROWERS WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF LENDER, HOLDINGS OR THE BORROWERS ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY AGREEMENT OR ANY OTHER LOAN DOCUMENT. ANY SUCH PERSON MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     13.18. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against Holdings, the Borrowers, and Lender on the date hereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

     13.19. Limitation on Agreements. All agreements between the Borrowers and Lender, in the Loan Documents are hereby expressly limited so that in no event shall any of the Loan or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

     13.20. Confidentiality. Lender shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by the Company in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree or assignee (or participant) in connection with the contemplated transfer (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors who shall be informed of the confidential nature of such information, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 13.20. In no event shall Lender be obligated or required to return any materials furnished by the Company; provided, however, each offeree shall be required to agree that if it does not become an assignee (or participant) it shall return all materials furnished to it by the Company in connection herewith. In the event Lender is requested or required by law to disclose any of such information, Lender agrees to will provide the Company with prompt notice thereof; provided, however, Lender may, without restriction hereunder, including the providing of such notice, provide any and all of such information to any of the agencies or other governmental entities which regularly regulate its ability to engage in any of its businesses under state or federal law.

     13.21 [Intentionally omitted.]

     13.22. Entire Agreement. This Agreement, taken together with all of the other Loan Documents embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                        H. MUEHLSTEIN & CO., INC.



                                        By:
                                             Name:
                                             Title:


                                        Notice Address:

                                        ________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                        PEGASUS POLYMERS
                                        INTERNATIONAL INC.



                                        By:
                                             Name:  ____________________________
                                             Title: ____________________________


                                        Notice Address:

                                        ________________________________________
________________________________________________________________________________
________________________________________________________________________________


                                                     MUEHLSTEIN INTERNATIONAL,
                                                     LTD.



                                        By:
                                             Name:  ____________________________
                                             Title: ____________________________


                                        Notice Address:

                                        ________________________________________
________________________________________________________________________________
________________________________________________________________________________


                                        HMC ACQUISITION CORPORATION
                                        (to be renamed MUEHLSTEIN
                                        HOLDING CORPORATION)



                                        By:
                                             Name:  ____________________________

                                             Title: ____________________________


                                        Notice Address:

                                        ________________________________________
________________________________________________________________________________
________________________________________________________________________________


                                        FINOVA CAPITAL CORPORATION, as
                                        Lender



                                        By:
                                             Name:  ____________________________
                                             Title: ____________________________


                                        Notice Address:

                                        FINOVA Capital Corporation
                                        1850 North Central Avenue
                                        P.O. Box 2209
                                        Phoenix, Arizona  85002-2209
                                        Attention:  Vice President - Law
                                        Telecopier No.:  602-207-5036

                                        with a copy to:

                                        FINOVA Capital Corporation
                                        355 S. Grand Avenue, Suite 2400
                                        Los Angeles, CA  90071
                                        Attention:  Portfolio Manager
                                        Telecopier No.:  213-625-7875